Exhibit 10.10

CREDIT AGREEMENT

among

BRW ACQUISITION, INC.,

The Several Lenders

from Time to Time Parties Hereto,

THE CHASE MANHATTAN BANK,

as Administrative Agent

and

THE BANK OF NEW YORK,

as Syndication Agent

Dated as of July 10, 1998

CHASE SECURITIES INC.,

as Arranger

CREDIT AGREEMENT dated as of July 10, 1998, among BRW ACQUISITION, INC., a Delaware corporation (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), THE CHASE MANHATTAN BANK, as Administrative Agent and THE BANK OF NEW YORK, as Syndication Agent (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1).

The Borrower has entered into a Stock and Asset Purchase Agreement dated as of February 19, 1998 (such Stock and Asset Purchase Agreement, as amended as of July 10, 1998, and as the same may be amended, supplemented or otherwise modified from time to time, being referred to herein as the “Acquisition Agreement”), by and among the Borrower, David N. Rosner, Richard A. Simon and the other signatories thereto, pursuant to which the Borrower will purchase (a) all of the issued and outstanding shares of capital stock of the Acquired Companies and (b) all of the assets from the Asset Companies (the “Acquisition”).

The Borrower has requested the Lenders to extend credit in the form of (a) Term Loans, in an aggregate principal amount not in excess of $110,000,000, and (b) Revolving Credit Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $55,000,000 less the sum of (i) the aggregate Letter of Credit Outstandings at such time and (ii) the aggregate principal amount of all Swingline Loans then outstanding.  The Borrower has requested the Letter of Credit Issuer to issue Letters of Credit at any time and from time to time prior to the L/C Maturity Date, in an aggregate face amount at any time outstanding not in excess of $15,000,000.  The Borrower has requested Chase to extend credit in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $10,000,000.

The proceeds of the Term Loans and up to $5,000,000 of the proceeds of Revolving Credit Loans will be used by the Borrower, together with the proceeds of the Equity Contribution, solely (a) to finance the Acquisition, (b) to make the Surplus Infusion and (c) to pay the Transaction Expenses.  Proceeds of other Revolving Credit Loans and proceeds of Swingline Loans may be used by the Borrower for working capital requirements and other general corporate purposes (including Permitted Acquisitions), and Letters of Credit will be used by the Borrower for general corporate purposes.

The parties hereto hereby agree as follows:

SECTION 1.  Definitions.  As used herein, the following terms shall have the meanings specified in this Section 1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“A Repayment Amount” shall have the meaning provided in Section 2.5(b).

“A Repayment Date” shall have the meaning provided in Section 2.5(b).

“A Term Loan” shall have the meaning provided in Section 2.1(a).

“A Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1 as such Lender’s “A Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “A Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total A Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“A Term Loan Maturity Date” shall mean the seventh anniversary of the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans.

“ABR Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the ABR.

“Acquired Cash Flow” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”), for any Test Period, the Cash Flow of such Pro Form Entity for such Test Period (determined as if such Pro Forma Entity was a Regulated Insurance Company or an Unregulated Subsidiary for such entire Test Period).

“Acquired Companies” shall mean those companies set forth on Schedule F to the Acquisition Agreement.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Cash Flow”.

“Acquisition” shall have the meaning provided in the first paragraph of this Agreement.

“Acquisition Agreement” shall have the meaning provided in the first paragraph of this Agreement.

“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Chase, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this

Agreement and the other Credit Documents, or any successor appointed pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017, or such other office in New York City as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b).

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Applicable ABR Margin” shall mean, with respect to each ABR Loan at any date, the applicable percentage per annum set forth below based upon (a) whether such loan is a Revolving Credit Loan, a Swingline Loan, an A Term Loan, a B Term Loan or a C Term Loan and (b) the Status in effect on such date:

Loan	Status	Applicable ABR Margin

Revolving Credit Loans and Swingline Loans	Level I Status	1.000%
	Level II Status	0.750%
	Level III Status	0.375%
	Level IV Status	0.125%
	Level V Status	0.000%
	Level VI Status	0.000%

A Term Loans	Level I Status	1.000%
	Level II Status	0.750%
	Level III Status	0.375%
	Level IV Status	0.125%
	Level V Status	0.000%
	Level VI Status	0.000%

B Term Loans	Level I Status	1.250%
	Level II Status	1.000%
	Level III Status	0.750%
	Level IV Status	0.500%
	Level V Status	0.250%

	Level VI Status	0.250%

C Term Loans	Level I Status	1.500%
	Level II Status	1.250%
	Level III Status	1.000%
	Level IV Status	0.750%
	Level V Status	0.500%
	Level VI Status	0.500%

“Applicable Eurodollar Margin” shall mean, with respect to each Eurodollar Term Loan and Eurodollar Revolving Credit Loan at any date, the applicable percentage per annum set forth below based upon (a) whether such loan is a Revolving Credit Loan, an A Term Loan, a B Term Loan or a C Term Loan and (b) the Status in effect on such date:

Loan	Status	Applicable Eurodollar Margin

Revolving Credit Loans	Level I Status	2.250%
	Level II Status	2.000%
	Level III Status	1.625%
	Level IV Status	1.375%
	Level V Status	1.125%
	Level VI Status	1.000%

A Term Loans	Level I Status	2.250%
	Level II Status	2.000%
	Level III Status	1.625%
	Level IV Status	1.375%
	Level V Status	1.125%
	Level VI Status	1.000%

B Term Loans	Level I Status	2.500%
	Level II Status	2.250%
	Level III Status	2.000%
	Level IV Status	1.750%
	Level V Status	1.500%
	Level VI Status	1.500%

C Term Loans	Level I Status	2.750%
	Level II Status	2.500%
	Level III Status	2.250%
	Level IV Status	2.000%
	Level V Status	1.750%
	Level VI Status	1.750%

“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Regulated Insurance Company, the insurance department or similar administrative authority or agency located in (a) each state in which such Regulated Insurance Company is domiciled or (b) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state in which such Regulated Insurance Company is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such Regulated Insurance Company.

“Approved Fund” shall mean, with respect to any Lender that is a fund that invests in commercial loans, the investment advisor thereof or any other fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Companies” shall mean those companies set forth on Schedule G to the Acquisition Agreement.

“Asset Sale Prepayment Event” shall mean any sale, transfer or other disposition of any business units, assets or other properties of the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business.  Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4 (other than Section 10.4(b)).

“Authorized Control Level” shall mean “Authorized Control Level Risk-Based Capital” as defined by the NAIC as of December 31, 1994 and as applied in the context of the Risk-Based Capital Guidelines promulgated by the NAIC.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Available Amount” shall mean, on any date (the “Reference Date”), an amount equal to (a) the sum of (i) $10,000,000, (ii) an amount equal to (x) the cumulative amount of Excess Cash Flow for all fiscal years completed prior to the Reference Date minus (y) the portion of such Excess Cash Flow that has been on or prior to the Reference Date (or will be) applied to the prepayment of Loans in accordance with Section 5.2(a)(ii), minus (z) the aggregate amount of all optional prepayments of Loans made on or prior to the Reference Date which have reduced the Borrower’s obligation to make mandatory prepayments from Excess Cash Flow pursuant to Section 5.2(a)(ii)(y), (iii) the amount of any common or preferred capital contributions (other than the Equity Contribution and any equity contribution made in accordance with Section 10.5(c)(i)) made in cash to the Borrower from and including the Business Day immediately following the Closing Date through and including the Reference Date, (iv) an amount equal to the Net Cash Proceeds received by the Borrower on or prior to the Reference Date from any issuance of common or preferred equity securities by the Borrower, (v) the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Guarantor from any Minority Investments or Unrestricted Subsidiaries on or prior to the Reference Date (other than the portion of any such dividends and other distributions that is used by the Borrower or any Guarantor to pay taxes), (vi) the aggregate amount of all cash repayments of principal received by the Borrower or any Guarantor from any Minority Investments or Unrestricted Subsidiaries on or prior to the Reference Date in respect of loans made by the Borrower or any Guarantor to such Minority Investments or Unrestricted Subsidiaries and (vii) the aggregate amount of all net cash proceeds received by the Borrower or any Guarantor in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary on or prior to the Reference Date minus (b) the sum of (i) the aggregate amount of any investments (including loans) made by the Borrower or any Restricted Subsidiary pursuant to Section 10.5(l)(ii) on or prior to the Reference Date, (ii) cash dividends paid on Permitted Preferred Stock on or prior to the Reference Date (to the extent that the proceeds of such Permitted Preferred Stock were used to make an investment in an Unrestricted Subsidiary pursuant to Section 10.5(l)(ii)), (iii) the aggregate price paid by the Borrower in connection with any prepayment, repurchase or redemption of Contingent Payment Securities pursuant to Section 10.7(a)(i) on or prior to the Reference Date and (iv) the aggregate amount of Capital Expenditures made by the Borrower and its Restricted Subsidiaries in any fiscal year pursuant to Section 10.12 in excess of  the sum of (x) $5,000,000 and (y) the amount carried forward pursuant to the proviso therein.

“Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Letter of Credit Outstandings at such time.

“B Repayment Amount” shall have the meaning provided in Section 2.5(c).

“B Repayment Date” shall have the meaning provided in Section 2.5(c).

“B Term Loan” shall have the meaning provided in Section 2.1(b).

“B Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1 as such Lender’s “B Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “B Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total B Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“B Term Loan Maturity Date” shall mean the eighth anniversary of the Closing Date, or, if such Date is not a Business Day, the next preceding Business Day.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Common Stock” shall mean any class of outstanding common stock of the Borrower after the Transaction.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from Chase on a given date, (b) the incurrence of one Type of Term Loan of a single Facility on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Term Loans) and (c) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Revolving Credit Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Revolving Credit Loans).

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the relevant interbank Eurodollar market.

“C Repayment Amount” shall have the meaning provided in Section 2.5(d).

“C Repayment Date” shall have the meaning provided in Section 2.5(d).

“C Term Loan” shall have the meaning provided in Section 2.1(c).

“C Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1 as such Lender’s “C Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “C Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total C Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“C Term Loan Maturity Date” shall mean the ninth anniversary of the Closing Date, or if such Date is not a Business Day, the next preceding Business Day.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (c) the purchase of plant, property or equipment made within one year of the sale of any asset to the extent purchased with the proceeds of such sale.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Cash Flow” shall mean, for any Test Period, (a) the sum, without duplication, of (i) Combined Statutory Pre-Tax Earnings for all Regulated Insurance Companies for such Test Period, plus (ii) consolidated net income from continuing operations before income taxes and extraordinary items of the Borrower and its Restricted Subsidiaries (excluding net income (or loss) before taxes and extraordinary items of the Regulated Insurance Subsidiaries), all determined in accordance with GAAP, plus (b) to the extent deducted in determining such Statutory Pre-Tax Earnings or net income pursuant to clause (a) above, and without duplication, the sum of the amounts for such period of (i) interest expense, (ii) depreciation expense, (iii) amortization expense, including amortization of deferred financing fees, (iv) non-recurring charges, (v) non-cash charges, (vi) losses on asset sales, (vii) restructuring charges, (viii) Transaction Expenses, (ix) any expenses or charges incurred in connection with any issuance of debt or equity securities, (x) any fees and expenses related to Permitted Acquisitions and (xi) any deduction for minority interest expense, less (c) to the extent included in determining such Statutory Pre-Tax Earnings or net income pursuant to clause (a) above, and without duplication, the sum of the amounts for such period of (i) non-recurring gains, (ii) non-cash gains and (iii) gains on asset sales, all as determined on a Combined basis for the Regulated Insurance Companies in accordance with SAP, in the case of amounts deducted or included in determining the amount for such period pursuant to clause (a)(i) above, or on a consolidated basis for the Borrower and the Unregulated Subsidiaries in accordance with GAAP, in the case of amounts deducted or included in determining the amount for such period pursuant to clause (a)(ii) above, provided that (i) except as provided in clause (ii) below, there shall be excluded from the amounts determined pursuant to clause (a) above for any period the earnings or net income of all Unrestricted Subsidiaries for such period to the extent otherwise included in such amount, except to the extent actually received in cash by the Borrower or its Restricted Subsidiaries during such period through dividends or other distributions, and (ii) there shall be included in determining Cash Flow for any period (x) the Acquired Cash Flow of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired Cash Flow of any related Person, property, business or assets to the extent not so acquired) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired Cash Flow of an Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), in each case based on the actual Acquired Cash Flow of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (y) an adjustment with respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Lenders and the Administrative Agent.

“Cash Flow to Consolidated Interest Expense Ratio” shall mean, for any Test Period, the ratio of (a) Cash Flow for such Test Period to (b) Consolidated Interest Expense for such Test Period.

“Change of Control” shall mean and be deemed to have occurred if (a) (i) KKR, its Affiliates and the Management Group shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the outstanding Voting Stock of the Borrower (other than as the result of one or more widely distributed offerings of Borrower Common Stock, in each case whether by the Borrower or by KKR, its Affiliates or the Management Group) and/or (ii) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding Voting Stock of the Borrower that exceeds the percentage of such Voting Stock then beneficially owned, in the aggregate, by KKR, its Affiliates and the Management Group, unless, in the case of either clause (i) or (ii) above, KKR, its Affiliates and the Management Group have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Borrower; and/or (b) at any time Continuing Directors shall not constitute a majority of the Board of Directors of the Borrower.

“Chase” shall mean The Chase Manhattan Bank, a New York banking corporation, and any successor thereto by merger, consolidation or otherwise.

“Closing Date” shall mean the date of the initial Borrowing hereunder.

“Coast” shall mean Coast National Insurance Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided in the Pledge Agreement.

“Combined” shall mean, when used with reference to any amount or financial statement, such amount as determined, or financial statement as prepared, on a combined basis for all of the specified entities and their respective Subsidiaries; provided that any such amount or financial statement determined or prepared for any specified entity and its Subsidiaries separately shall be determined or prepared on a consolidated basis in accordance with SAP or GAAP, as applicable.

“Combined Risk-Based Capital” shall mean the ratio (expressed as a percentage), at any time, of (i) the sum, without duplication, of the Total Adjusted Capital of each Regulated Insurance Company to (ii) the sum, without duplication, of the Authorized Control Level of each Regulated Insurance Company.

“Commitment Fee Rate” shall mean, with respect to the Available Commitment on any day, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate

Level I Status	0.425%
Level II Status	0.400%
Level III Status	0.375%
Level IV Status	0.350%
Level V Status	0.300%
Level VI Status	0.250%

“Commitments” shall mean, with respect to each Lender, such Lender’s A Term Loan Commitment, B Term Loan Commitment, C Term Loan Commitment and Revolving Credit Commitment.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Interest Expense” shall mean, for any period, the sum of (i) cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of the Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP, and (ii) cash dividends paid on Permitted Preferred Stock during such period; provided that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense and (b) for purposes of the definition of the term “Permitted Acquisition” and Sections 10.3 and 10.9, there shall be included in determining Consolidated Interest

Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” shall mean the Net Worth of the Borrower and its Restricted Subsidiaries determined on a consolidated basis.

“Consolidated Total Capitalization” shall mean, as of any date of determination, the sum of (i) Consolidated Total Debt and (ii) Consolidated Net Worth.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (i) all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date, (ii) all net liabilities of the Borrower and the Restricted Subsidiaries under Financial Reinsurance Agreements and (iii) all Capitalized Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of cash included in the cash account on the balance sheet of the Borrower, to the extent held by or for the account of the Borrower and deposited with the Administrative Agent or any Lender domiciled in the United States as at such date and to the extent that the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower is a party.

“Consolidated Total Debt to Consolidated Total Capitalization Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt to (b) Consolidated Total Capitalization.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, but excluding (i) the current portion of any funded Indebtedness, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.

“Contingent Payment Securities” shall mean subordinated notes to be issued by the Borrower on or after the fifth anniversary of the Closing Date in accordance with the terms and conditions of the Acquisition Agreement, the terms and conditions of which notes shall be reasonably satisfactory to the Administrative Agent.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the Board of Directors of the Borrower on the date hereof, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated to be a member of such Board of Directors, directly or indirectly, by KKR or Persons nominated by KKR or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Cash Flow”.

“Credit Documents” shall mean this Agreement, the Guarantee, the Pledge Agreement and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Cumulative Consolidated Net Income Available to Common Stockholders” shall mean, as of any date of determination, Consolidated Net Income less cash dividends paid with respect to preferred stock for the period (taken as one accounting period) commencing on the Closing Date and ending on the last day of the most recent fiscal quarter for which Section 9.1 Financials have been delivered to the Lenders under Section 9.1, plus, to the extent deducted in determining such Consolidated Net Income, amortization of goodwill for such period.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividends” shall have the meaning provided in Section 10.6.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equity Contribution” shall mean the equity contribution to the Borrower by KKR, its Affiliates and certain other investors of an aggregate amount of not less than $90,000,000 (it being understood that a portion of such Equity Contribution may be in the form of an equity rollover by existing owners of the Acquired Companies and the Asset Companies but at least $75,000,000 of such Equity Contribution must be in the form of cash contributed by KKR and its Affiliates).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar Loan” shall mean any Eurodollar Term Loan or Eurodollar Revolving Credit Loan.

“Eurodollar Rate” shall mean, in the case of any Eurodollar Term Loan or Eurodollar Revolving Credit Loan, with respect to each day during each Interest Period pertaining to such Eurodollar Loan, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), the “Eurodollar Rate” for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the “Eurodollar Rate” for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar deposits at or about 10:00 A.M., New York time, two Business Days prior to the beginning of such Interest Period, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Term Loan or Eurodollar Revolving Credit Loan, as the case may be, to be outstanding during such Interest Period.

“Eurodollar Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of (a) the sum, without duplication, of (i) dividends actually paid to the Borrower by Regulated Insurance Companies during such period, (ii) the portion of the aggregate amount of cash tax allocation payments made during such period by the Regulated Insurance Companies to the Borrower or its Unregulated Restricted Subsidiaries that is not treated as intercompany obligations under the applicable tax allocation agreements, (iii) consolidated net income before taxes from continuing operations of the Borrower and its Restricted Subsidiaries (excluding net income (or loss) before taxes of the Regulated Insurance Companies), all determined in accordance with GAAP (“Unregulated Earnings”), (iv) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Unregulated Earnings, (v) decreases in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries (excluding Regulated Insurance Companies) for such period and (vi) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Unregulated Earnings over (b) the sum, without duplication, of (i) cash taxes paid or payable in respect of the income of the Borrower and its Restricted Subsidiaries for or during such period (excluding such taxes that are separately assessed on the income of and paid directly by any Regulated Insurance Company), (ii) an amount equal to the amount of all non-cash credits included in arriving at such Unregulated Earnings, (iii) the aggregate amount actually paid by the Borrower and the Unregulated Subsidiaries in cash during such period on account of Capital Expenditures to the extent not deducted in determining such Unregulated Earnings (excluding the principal amount of Indebtedness incurred in connection with such Capital Expenditures, whether incurred in such period or in a subsequent period), (iv) the aggregate amount of all scheduled principal payments of Indebtedness of the Borrower or the Unregulated Subsidiaries (including, without limitation, any Term Loans and the principal component of payments in respect of Capitalized Lease Obligations but excluding Revolving Credit Loans and Swingline Loans) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets (other than sales in the ordinary course of business) by the Borrower and the Unregulated Subsidiaries during such period to the extent included in arriving at such Unregulated Earnings, (vi) increases in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries (excluding Regulated Insurance Subsidiaries) for such period, (vii) payments by the Borrower and the Unregulated Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, (viii) the amount of investments, loans and advances made during such period pursuant to Sections 10.5(a), (c), (i), (j) and (k) to the extent that such investments were financed with internally generated cash flow of the Borrower and the Unregulated Subsidiaries and/or dividends by Regulated Insurance Companies included in clause (a)(i) above, (ix) the amount of dividends paid during such period pursuant to clause (b) of the proviso to Section 10.6, (x) the aggregate amount of expenditures actually made by the Borrower and the Unregulated Subsidiaries in cash during such period (including, without limitation, expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Unregulated Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness and that are accounted for as extraordinary items, (xii) cash tax allocation payments made during such period by the Borrower or any Unregulated Restricted Subsidiary to any Regulated Insurance Company, (xiii) payments in respect of the Contingent Payment Amount or Early Payment Amount (each as defined in the Acquisition Agreement) during such period other than any such payments financed with Indebtedness and (xiv) payments applied during such period in respect of reserves (to the extent not included in Consolidated Working Capital for such period) created by the Borrower or any Unregulated Restricted Subsidiary in a period prior to such period.

“Facility” shall mean any of the credit facilities established under this Agreement, i.e., the credit facilities providing for A Term Loans, B Term Loans, C Term Loans or Revolving Credit Loans.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal

Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letter of Credit Outstandings shall have been reduced to zero.

“Financial Reinsurance Agreement” shall mean a reinsurance agreement covering any transaction in which any Regulated Insurance Company cedes business that does not meet the conditions for reinsurance accounting as provided by the Financial Accounting Standards Board in Statement of Financial Accounting Standards No. 113, as the same may be revised, replaced, or supplemented from time to time.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Form A” shall mean the Form A Statement Regarding the Acquisition of Control of Domestic Insurers filed in respect of Coast and SNIC with the Insurance Department of the States of California and Florida, respectively, together with all amendments, modifications and supplements thereto.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any Applicable Insurance Regulatory Authority).

“Guarantee” shall mean and include the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) obligations of Regulated Insurance Companies under Insurance Contracts, Reinsurance Agreements or Retrocession Agreements.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” shall mean each Domestic Subsidiary of the Borrower that is a Restricted Subsidiary (excluding any Regulated Insurance Company) and that is or becomes a party to the Guarantee.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements entered into by the Borrower in order to protect the Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates or currency exchange rates or against other risks to which the Borrower and its Restricted Subsidiaries may be subject in the ordinary course of business.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all net liabilities of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, credit derivative contracts and other similar agreements, (g) all obligations of such Person under Financial Reinsurance Agreements and (h) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case arising in the ordinary course of business, (ii) prior to the issuance thereof, any Contingent Payment Securities to the extent recorded as a liability under GAAP at such time or (iii) any obligation in respect of the Contingent Payment Amount to the extent recorded as a liability under GAAP at such time.

“Insurance Business” shall mean one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

“Insurance Contract” shall mean any insurance contract or policy issued by a Regulated Insurance Company but shall not include any Reinsurance Agreement or Retrocession Agreement.

“Interest Period” shall mean, with respect to any Term Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3 or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(d), 2.1(f) or 3.3, in the case of either clause (a) or clause (b) above, as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Letter of Credit” shall mean each standby letter of credit issued pursuant to Section 3.1.

“Letter of Credit Commitment” shall mean $15,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment Percentage of the Letter of Credit Outstandings.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean Chase, any of its Affiliates or any successor pursuant to Section 3.6.

“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Level I Status” shall mean, on any date, the then applicable Consolidated Total Debt to Consolidated Total Capitalization Ratio is greater than 0.525:1.00.

“Level II Status” shall mean, on any date, the circumstance that Level I Status does not exist and the then applicable Consolidated Total Debt to Consolidated Total Capitalization Ratio is greater than 0.50:1.00.

“Level III Status” shall mean, on any date, the circumstance that neither Level I Status nor Level II Status exists and the then applicable Consolidated Total Debt to Consolidated Total Capitalization Ratio is greater than 0.45:1.00.

“Level IV Status” shall mean, on any date, the circumstance that none of Level I Status, Level II Status or Level III Status exists and the then applicable Consolidated Total Debt to Consolidated Total Capitalization Ratio is greater than 0.40:1.00.

“Level V Status” shall mean, on any date, the circumstance that none of Level I Status, Level II Status, Level III Status or Level IV Status exists and the then applicable Consolidated Total Debt to Consolidated Total Capitalization Ratio is greater than 0.35:1.00.

“Level VI Status” shall mean, on any date, the circumstance that the then applicable Consolidated Total Debt to Consolidated Total Capitalization Ratio is equal to or less than 0.35:1.00.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Revolving Credit Loan, Swingline Loan or Term Loan made by any Lender hereunder.

“Management Group” shall mean, at any time, the Chairman of the Board, the President, any Executive Vice President or Vice President, the Treasurer and the Secretary of the Borrower at such time and Jeffrey Rosner, Leslie Schlesinger, Donald Simon, Randy Sutton and any officers of the Borrower from time to time holding offices corresponding to those of the foregoing individuals as of the Closing Date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(f).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Change” shall mean any material adverse change in the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” shall mean any material adverse effect on the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole.

“Material Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date, (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, or (c) whose Cash Flow for such Test Period was equal to or greater than 5% of the Cash Flow of Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the A Term Loan Maturity Date, the B Term Loan Maturity Date, the C Term Loan Maturity Date or the Revolving Credit Maturity Date.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of Term Loans or Revolving Credit Loans, $1,000,000 and (b) with respect to a Borrowing of Swingline Loans, $100,000.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns capital stock or other equity interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“NAIC” shall mean the National Association of Insurance Commissioners or any successor organization thereto.

“NAIC Tests” shall mean the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System, as in effect from time to time.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event or any issuance by the Borrower of equity securities, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or issuance, as the case may be, less (b) the sum of:

(i)  in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii)  in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (A) associated with the assets that are the subject of such Prepayment Event and (B) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii)  in the case of any Prepayment Event, the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv)  in the case of any Asset Sale Prepayment Event, the amount of any proceeds of such Asset Sale Prepayment Event that the Borrower has reinvested (or intends to reinvest within one year of the date of such Asset Sale Prepayment Event) in the business (including by contribution to or retention as surplus of any Regulated Insurance Company) of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.14), provided that any portion of such proceeds that has not been so reinvested within such one-year period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on the last day of such one-year period and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i), and

(v)  in the case of any Prepayment Event or any issuance by the Borrower of equity securities, reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event or issuance, as the case may be (other than those payable to the Borrower or any Subsidiary of the Borrower), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Net Premiums Written” shall mean, for any Test Period, the net premiums written for such Test Period of all Regulated Insurance Companies determined on a Combined basis in accordance with SAP; provided that (i) for the Test Period ending September 30, 1998, the Net Premiums Written shall be the actual Net Premiums Written for such Test Period multiplied by 4, (ii) for the Test Period ending December 31, 1998, the Net Premiums Written shall be the actual Net Premiums Written for such Test Period multiplied by 2, and (iii) for the Test Period ending March 31, 1999, the Net Premiums Written shall be the actual Net Premiums Written for such Test Period multiplied by 4/3.

“Net Worth” shall mean, as to any Person, the sum of its capital stock (including, without limitation, Permitted Preferred Stock), capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, excluding any treasury stock.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean all monetary amounts of every type or description at any time owing to the Administrative Agent, any Lender or, in the case of Hedge Agreements, any affiliate of a Lender pursuant to the terms of this Agreement, any other Credit Document or any Hedge Agreement.

“Participant” shall have the meaning provided in Section 13.6(a)(ii).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall, in the case of the acquisition of capital stock or other equity interests by the Borrower or any Restricted Subsidiary, result in the issuer of such capital stock or other equity interests becoming a Restricted Domestic Subsidiary and a direct Restricted Domestic Subsidiary in the case of such an acquisition by the Borrower; (c) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (d) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(j) and 10.1(k), respectively, and any related Pro Forma Adjustment), with the covenants set forth in Sections 10.8, 10.9, 10.10 and 10.11, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such acquisition had occurred on the first day of such Test Period.

“Permitted Investments” shall mean (a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service); (c) commercial paper issued by any Lender or any bank holding company owning any Lender; (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) domestic and eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing; (g) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (f) above; and (h) in the case of investments by any Restricted Foreign Subsidiary, other customarily utilized high-quality investments in the country where such Restricted Foreign Subsidiary is located.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1; (j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; and (k) any assignment or transfer permitted by the other applicable terms of this Agreement.

“Permitted Preferred Stock” shall mean any preferred stock of the Borrower which is not subject to any mandatory redemption, put, repayment, sinking fund or similar requirement (other than customary change of control put rights, provided that such requirement states that payments in respect thereof may not be made to the extent that such payments would constitute a Default or Event of Default) prior to the twelfth anniversary of the Closing Date.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments of) the Borrower, a Subsidiary or an ERISA Affiliate.

“Pledge Agreement” shall mean and include the Pledge Agreement entered into by the Borrower, the other pledgors party thereto and the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

“Prepayment Event” shall mean any Asset Sale Prepayment Event or Debt Incurrence Prepayment Event.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors).

“Pro Forma Adjustment” shall mean, for any test period that includes any of the four fiscal quarters first following any Permitted Acquisition, with respect to the Acquired Cash Flow of the applicable Acquired Entity or Business, the pro forma increase or decrease in such Acquired Cash Flow projected by the Borrower in good faith as a result of reasonably identifiable and supportable net cost savings or additional net costs, as the case may be, realizable during such period by combining the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries, provided that so long as such net cost savings or additional net costs will be realizable at any time during such period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired Cash Flow, that such net cost savings or additional net costs will be realizable during the entire such period, provided further that any such pro forma increase or decrease to such Acquired Cash Flow shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in such Acquired Cash Flow.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(g) or setting forth the information described in clause (iii) to Section 9.1(d).

“Reference Lender” shall mean Chase.

“Register” shall have the meaning provided in Section 13.6(c).

“Regulated Insurance Company” shall mean any Subsidiary of the Borrower, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction and is regulated by the insurance department or similar regulatory authority of such jurisdiction.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinsurance Agreement” shall mean any agreement, contract, treaty or other arrangement whereby one or more insurers, as reinsurers, assume liabilities under insurance policies or agreements issued by another insurance or reinsurance company or companies.

“Repayment Amounts” shall mean, collectively, (a) the A Repayment Amounts, (b) the B Repayment Amounts and (c) the C Repayment Amounts.

“Repayment Date” shall mean, collectively, (a) each A Repayment Date, (b) each B Repayment Date and (c) each C Repayment Date.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required A Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the A Term

Loans (excluding the A Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required A Term/Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding 66-2/3% or more of the sum of (a) the outstanding principal amount of the A Terms Loans (excluding the A Term Loans held by Defaulting Lenders) in the aggregate at such date and (b)(i) the Adjusted Total Revolving Credit Commitment at such date or (ii) if the Total Revolving Credit Commitment has been terminated, the outstanding principal amount of the Revolving Credit Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate on such date.

“Required B Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the B Term Loans (excluding the B Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required B/C Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding 66-2/3% or more of the sum of the outstanding principal amount of (a) the B Term Loans (excluding the B Term Loans held by Defaulting Lenders) in the aggregate at such date and (b) the C Term Loans (excluding the C Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required C Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the C Term Loans (excluding the C Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted Total Revolving Credit Commitment at such date and (ii) the outstanding principal amount of the Term Loans (excluding the Term Loans held by Defaulting Lenders) at such date or (b) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

“Required Revolving Credit Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Total Revolving Credit Commitment at such date or (b) if the Total Revolving Credit Commitment has been terminated, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Revolving Credit Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such

Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Domestic Subsidiary” shall mean each Restricted Subsidiary that is also a Domestic Subsidiary.

“Restricted Foreign Subsidiary” shall mean each Foreign Subsidiary that is also a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retrocession Agreement” shall mean any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1 as such Lender’s “Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing such Lender’s Revolving Credit Commitment by the Total Revolving Credit Commitment, provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(d).

“Revolving Credit Maturity Date” shall mean the seventh anniversary of the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Risk-Based Capital” shall mean, for any Regulated Insurance Company, the ratio (expressed as a percentage), at any time, of the Total Adjusted Capital of such Regulated Insurance Company to the Authorized Control Level of such Regulated Insurance Company.

“SAP” shall mean, with respect to any Regulated Insurance Company, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state in which such Regulated Insurance Company is domiciled.

“S&P” shall mean Standard & Poor’s Ratings Service or any successor by merger or consolidation to its business.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the GAAP financial statements delivered, or required to be delivered, pursuant to Section 9.1(a)(i) or (b)(i) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“SNIC” shall mean Security National Insurance Company.

“Specified Subsidiary” shall mean, at any date of determination, (a) any Material Subsidiary; and (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 15% of the consolidated total assets of the Borrower and its Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Status” shall mean, as to the Borrower as of any date, the existence of  Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status, as the case may be, on such date.  Changes in Status shall be determined based on the Consolidated Total Debt to Consolidated Total Capitalization Ratio as of the last day of each fiscal quarter and shall be effective on the date on which (a) Section 9.1 Financials are delivered to the Lenders under Section 9.1 in respect of such fiscal quarter and (b) an officer’s certificate is delivered by the Borrower to the Lenders setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition, provided that (i) if the Borrower fails to deliver Section 9.1 Financials when required under Section 9.1, then until such Section 9.1 Financials are so delivered, the Status of the Borrower for the purposes of this Agreement shall be Level I Status and (ii) notwithstanding the foregoing, for the period from and including the Closing Date to but excluding the day that is 180 days following the Closing Date, the Status of the Borrower for the purposes of this Agreement shall be Level I Status.

“Statutory Pre-Tax Earnings” shall mean, for any period, for any Regulated Insurance Company, net income determined in accordance with SAP plus, to the extent deducted in arriving at such net income, provision for taxes (including, without limitation, payments under tax sharing agreements), adjusted to reflect on a pro forma basis termination of the Acquired Companies’ existing quota share reinsurance on a cut-off basis, as if such termination had occurred prior to such period.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Surplus” shall mean, as of any date of determination, the surplus of all Regulated Insurance Companies as of such date determined on a Combined basis in accordance with SAP.

“Surplus Infusion” shall mean the surplus infusion on or about the Closing Date by the Borrower of an aggregate amount of not less than $62,000,000 to the surplus of Coast and SNIC in the form of common equity investments.

“Swingline Commitment” shall mean $10,000,000.

“Swingline Loans” shall have the meaning provided in Section 2.1(e).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.

“Syndication Agent” shall mean The Bank of New York, together with its affiliates, as the syndication agent for the Lenders under this Agreement and the other Credit Documents.

“Term Loans” shall mean, collectively, (a) the A Term Loans, (b) the B Term Loans and (c) the C Term Loans.

“Test Period” shall mean (i) for any determination made prior to September 30, 1999, the period from the Closing Date to the last day of the fiscal quarter of the Borrower then last ended and (ii) for any determination made thereafter, the four consecutive fiscal quarters of the Borrower then last ended.

“Total A Term Loan Commitment” shall mean the sum of the A Term Loan Commitments of all the Lenders.

“Total Adjusted Capital” shall mean “Total Adjusted Capital” as defined by the NAIC as of December 31, 1994 and as applied in the context of the Risk-Based Capital Guidelines promulgated by the NAIC.

“Total B Term Loan Commitment” shall mean the sum of the B Term Loan Commitments of all the Lenders.

“Total C Term Loan Commitment” shall mean the sum of the C Term Loan Commitments of all the Lenders.

“Total Commitment” shall mean the sum of the Total Term Loan Commitment and the Total Revolving Credit Commitment.

“Total Credit Exposure” shall mean, at any date, the sum of (a) the Total Revolving Credit Commitment at such date, (b) the Total Term Loan Commitment at such date and (c) the outstanding principal amount of all Term Loans at such date.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Total Term Loan Commitment” shall mean the sum of the A Term Loan Commitments, the B Term Loan Commitments and the C Term Loan Commitments of all Lenders.

“Transaction” shall mean, collectively, (a) the Acquisition and (b) the entering into of the Credit Documents and the incurrence of Loans on the Closing Date.

“Transaction Expense” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transaction, the financing therefor and the other transactions contemplated hereby and thereby.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan or a Eurodollar Term Loan and (b) as to any Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Revolving Credit Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unregulated Restricted Subsidiary” shall mean any Restricted Subsidiary that is also an Unregulated Subsidiary.

“Unregulated Subsidiary” shall mean any Subsidiary of the Borrower, whether now owned or hereafter acquired, other than a Regulated Insurance Company.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date, provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary on the Closing Date subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that such re-designation shall be deemed to be an investment on the date of such re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the net worth of such re-designated Restricted Subsidiary immediately prior to such re-designation (such net worth to be calculated without regard to any Guarantee provided by such re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such re-designated Restricted Subsidiary to the Borrower or any other Restricted Subsidiary immediately prior to such re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP, and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that (i) at the time of any written re-designation by the Borrower to the Administrative Agent of any Unrestricted Subsidiary as a Restricted Subsidiary, the Unrestricted Subsidiary so re-designated shall no longer constitute an Unrestricted Subsidiary, (ii) no Unrestricted Subsidiary may be re-designated as a Restricted Subsidiary if a Default or Event of Default would result from such re-designation and (iii) no Restricted Subsidiary may be re-designated as an Unrestricted Subsidiary if a Default or Event of Default would result from such re-designation.  On or promptly after the date of its formation, acquisition or re-designation, as applicable, each Unrestricted Subsidiary shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s capital stock having the right to vote for the election of directors of such Person under ordinary circumstances.

SECTION 2.  Amount and Terms of Credit.

2.1           Commitments.  i)  Subject to and upon the terms and conditions herein set forth, each Lender having an A Term Loan Commitment severally agrees to make a loan or loans (each an “A Term Loan” and, collectively, the “A Term Loans”) to the Borrower, which A Term Loans (i) shall be made on the Closing Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Term Loans, provided that all A Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of A Term Loans of the same Type, (iii) may be repaid in accordance with the provisions hereof, but once repaid, may not be reborrowed, (iv) shall not exceed for any such Lender the A Term Loan Commitment of such Lender and (v) shall not exceed in the aggregate the Total A Term Loan Commitment.  On the A Term Loan Maturity Date, all A Term Loans shall be repaid in full.

(b)  Subject to and upon the terms and conditions herein set forth, each Lender having a B Term Loan Commitment severally agrees to make a loan or loans (each a “B Term Loan” and, collectively, the “B Term Loans”) to the Borrower, which B Term Loans (i) shall be made on the Closing Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Term Loans, provided that all B Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of B Term Loans of the same Type, (iii) may be repaid in accordance with the provisions hereof, but once repaid, may not be reborrowed, (iv) shall not exceed for any such Lender the B Term Loan Commitment of such Lender and (v) shall not exceed in the aggregate the Total B Term Loan Commitment.  On the B Term Loan Maturity Date, all B Term Loans shall be repaid in full.

(c)  Subject to and upon the terms and conditions herein set forth, each Lender having a C Term Loan Commitment severally agrees to make a loan or loans (each a “C Term Loan” and, collectively, the “C Term Loans”) to the Borrower, which C Term Loans (i) shall be made on the Closing Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Term Loans, provided that all C Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of C Term Loans of the same Type, (iii) may be repaid in accordance with the provisions hereof, but once repaid, may not be reborrowed, (iv) shall not exceed for any such Lender the C Term Loan Commitment of such Lender and (v) shall not exceed in the aggregate the Total C Term Loan Commitment.  On the C Term Loan Maturity Date, all C Term Loans shall be repaid in full.

(d)  Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans (each a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Borrower, which Revolving Credit Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, provided that no more than $5,000,000 in the aggregate of Revolving Credit Loans and Swingline Loans may be incurred on the Closing Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Revolving Credit Loans, provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s Revolving Credit Commitment Percentage and (y) the sum of (I) the aggregate Letter of Credit Outstandings at such time and (II) the aggregate principal amount of all Swingline Loans then outstanding, equals the Revolving Credit Commitment of such Lender at such time and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, exceed for all Lenders at any time outstanding the aggregate principal amount that, when added to the sum of (x) the Letter of Credit Outstandings at such time and (y) the aggregate principal amount of all Swingline Loans then outstanding, equals the Total Revolving Credit Commitment then in effect.  On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.

(e)  Subject to and upon the terms and conditions herein set forth, Chase in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be ABR

Loans, (ii) shall have the benefit of the provisions of Section 2.1(f), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, exceed in the aggregate at any time outstanding the principal amount that, when added to the aggregate principal amount of all Revolving Credit Loans then outstanding and all Letter of Credit Outstandings at such time, equals the Total Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof.  No more than $5,000,000 in the aggregate of Swingline Loans and Revolving Credit Loans may be incurred on the Closing Date.  On the Swingline Maturity Date, each outstanding Swingline Loan shall be repaid in full.  Chase shall not make any Swingline Loan after receiving a written notice from the Borrower or any Lender stating that a Default or Event of Default exists and is continuing until such time as Chase shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(f)  On any Business Day, Chase may, in its sole discretion, give notice to the Lenders that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case a Borrowing of Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to Chase to repay Chase for such outstanding Swingline Loans.  Each Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by Chase notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment after any such Swingline Loans were made.  In the event that, in the sole judgment of Chase, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender hereby agrees that it shall forthwith purchase from Chase (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of Chase until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing same from and after such date of purchase.

2.2           Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans, Revolving Credit Loans or Swingline Loans shall be in a multiple of $100,000 and shall not be less than the Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(f)).  More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 20 Borrowings of Eurodollar Loans under this Agreement.

2.3           Notice of Borrowing.  ii)  The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans if all or any of such Term Loans are to be initially Eurodollar Loans and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 A.M. (New York time) on the date of the Borrowing of Term Loans if all such Term Loans are to be ABR Loans.  Such notice (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(c), a “Notice of Borrowing”) shall be irrevocable and shall specify (i) the aggregate principal amount of the Term Loans to be made and the Facilities pursuant to which such Term Loans are to be made, (ii) the date of the borrowing (which shall be a Business Day and, in the case of the initial borrowing, shall be the Closing Date) and (iii) whether the Term Loans of each Facility shall consist of ABR Loans and/or Eurodollar Term Loans and, if the Term Loans of any Facility are to include Eurodollar Term Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)  Whenever the Borrower desires to incur Revolving Credit Loans hereunder (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Revolving Credit Loans and (ii) prior to 12:00 Noon (New York time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans.  Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Revolving Credit Loans and, if Eurodollar Revolving Credit Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c)  Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 1:00 P.M. (New York time) on the date of such Borrowing.  Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day).  The Administrative Agent shall promptly give Chase written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(d)  Mandatory Borrowings shall be made upon the notice specified in Section 2.1(f), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(e)  Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(c).

(f)  Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.  In each such case the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4           Disbursement of Funds.  iii)  No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below, provided that all Swingline Loans shall be made available in the full amount thereof by Chase no later than 2:00 P.M. (New York time) on the date requested.

(b)  Each Lender shall make available all amounts it is to fund under any Borrowing in Dollars and immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower by depositing to the Borrower’s account at the Administrative Agent’s Office the aggregate of the amounts so made available in Dollars and the type of funds received.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans.

(c)  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5           Repayment of Loans; Evidence of Debt.  iv)  The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, (i) on the A Term Loan Maturity Date, the then-unpaid A Term Loans, (ii) on the B Term Loan Maturity Date, the then-unpaid B Term Loans, (iii) on the C Term Loan Maturity Date, the then-unpaid C Term Loans and (iv) on the Revolving Credit Maturity Date, the then-unpaid Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent, for the account of Chase, on the Swingline Maturity Date, the then-unpaid Swingline Loans.

(b)  The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders of A Term Loans, on each date set forth below (each an “A Repayment Date”), the principal amount of the A Term Loans set forth below opposite such A Repayment Date (each an “A Repayment Amount”):

A Repayment Date	A Repayment Amount

June 30, 2001	$3,000,000
December 31, 2001	2,500,000
June 30, 2002	2,500,000
December 31, 2002	3,500,000
June 30, 2003	3,500,000
December 31, 2003	5,000,000
June 30, 2004	5,000,000
December 31, 2004	7,500,000
A Term Loan Maturity Date	7,500,000

(c)  The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders of B Term Loans, on each date set forth below (each a “B Repayment Date”), the principal amount of the B Term Loans set forth below opposite such B Repayment Date (each a “B Repayment Amount”):

B Repayment Date	B Repayment Amount

June 30, 1999	$350,000
June 30, 2000	350,000
June 30, 2001	350,000
June 30, 2002	350,000
June 30, 2003	350,000
June 30, 2004	350,000
June 30, 2005	350,000
B Term Loan Maturity Date	32,550,000

(d)  The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders of C Term Loans, on each date set forth below (each a “C Repayment Date”), the principal amount of the C Term Loans set forth below opposite such C Repayment Date (each a “C Repayment Amount”):

C Repayment Date	C Repayment Amount

June 30, 1999	$350,000
June 30, 2000	350,000
June 30, 2001	350,000
June 30, 2002	350,000
June 30, 2003	350,000
June 30, 2004	350,000
June 30, 2005	350,000
June 30, 2006	350,000
C Term Loan Maturity Date	32,200,000

(e)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(f)  The Administrative Agent shall maintain the Register pursuant to Section 13.6, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an A Term Loan, a B Term Loan, a C Term Loan, a Revolving Credit Loan or a Swingline Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or Chase hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(g)  The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (e) and (f) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6           Conversions and Continuations.  v)  The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans pursuant to a single Facility of one Type into a Borrowing or Borrowings of another Type under such Facility or to continue the outstanding principal amount of any Eurodollar Term Loans or Eurodollar Revolving Credit Loans as Eurodollar Term Loans or Eurodollar Revolving Credit Loans, as the case may be, for an additional Interest Period, provided that (i) no partial conversion of Eurodollar Term Loans or

Eurodollar Revolving Credit Loans shall reduce the outstanding principal amount of Eurodollar Term Loans or Eurodollar Revolving Credit Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Term Loans or Eurodollar Revolving Credit Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Term Loans or Eurodollar Revolving Credit Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 Noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the A Term Loans, B Term Loans, C Term Loans or Revolving Credit Loans to be so converted or continued, the Type of Term Loans or Revolving Credit Loans to be converted or continued into and, if such Term Loans or Revolving Credit Loans are to be converted into or continued as Eurodollar Term Loans or Eurodollar Revolving Credit Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans or Revolving Credit Loans.

(b)  If any Default or Event of Default is in existence at the time of any proposed continuation of any Eurodollar Term Loans or Eurodollar Revolving Credit Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Term Loans or Eurodollar Revolving Credit Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.  If upon the expiration of any Interest Period in respect of Eurodollar Term Loans or Eurodollar Revolving Credit Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of Eurodollar Term Loans or Eurodollar Revolving Credit Loans, as the case may be, into a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period.

2.7           Pro Rata Borrowings.  Each Borrowing of A Term Loans, B Term Loans, C Term Loans or Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8           Interest.  vi)  The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.

(b)  The unpaid principal amount of each Eurodollar Term Loan or Eurodollar Revolving Credit Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate.

(c)  If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d)  Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each Eurodollar Term Loan or Eurodollar Revolving Credit Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan (except, in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)  All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)  The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9           Interest Periods.  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Term Loans or Eurodollar Revolving Credit Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Term Loans or Eurodollar Revolving Credit Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or (if available to all the Lenders making such loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period.  Notwithstanding anything to the contrary contained above:

(a)  the initial Interest Period for any Borrowing of Eurodollar Term Loans or Eurodollar Revolving Credit Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest

Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)  if any Interest Period relating to a Borrowing of Eurodollar Term Loans or Eurodollar Revolving Credit Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Term Loan or Eurodollar Revolving Credit Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d)  the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Term Loan or Eurodollar Revolving Credit Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan;

2.10         Increased Costs, Illegality, etc.  vii)  In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)  on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, but not limited to, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii)  at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Term Loans and Eurodollar Revolving Credit Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Term Loans or Eurodollar Revolving Credit Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)  At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Revolving Credit Loan and Eurodollar Term Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)  If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11         Compensation.  If (a) any payment of principal of any Eurodollar Term Loan or Eurodollar Revolving Credit Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b)  any Borrowing of Eurodollar Term Loans or Eurodollar Revolving Credit Loans is not made as a result of a withdrawn Notice of Borrowing, (c)  any ABR Loan is not converted into a Eurodollar Term Loan or Eurodollar Revolving Credit Loan as a result of a withdrawn Notice of Conversion or Continuation, (d)  any Eurodollar Loan is not continued as a Eurodollar Term Loan or Eurodollar Revolving Credit Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Term Loan or Eurodollar Revolving Credit Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including, without limitation, any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

2.12         Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13         Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

SECTION 3.  Letters of Credit.

3.1           Letters of Credit.  viii)  Subject to and upon the terms and conditions herein set forth, the Borrower, at any time and from time to time on or after the Closing Date and prior to the L/C Maturity Date, may request that the Letter of Credit Issuer issue, for the account of the Borrower, a standby letter of credit or letters of credit in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.

(b)  Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the sum of (x) the Letter of Credit Outstandings at such time and (y) the aggregate principal of all Revolving Credit Loans and Swingline Loans then outstanding, would exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, provided that in no event shall such expiration date occur later than the L/C Maturity Date; (iv) each Letter of Credit shall be denominated in Dollars; and (v) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from the Borrower or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(c)  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letter of Credit Outstandings shall not exceed the Letter of Credit Commitment.

3.2           Letter of Credit Requests.  ix)  Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof.  Each notice shall be executed by the Borrower and shall be in the form of Exhibit D (each a “Letter of Credit Request”). The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

(b)  The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3           Letter of Credit Participations.  x)  Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Revolving Credit Commitment (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

(b)  In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c)           In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in same day funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.  If the Letter of Credit Issuer so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate.  The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the

Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d)           Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in same day funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(e)           The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4           Agreement to Repay Letter of Credit Drawings.  xi)  The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent in Dollars in immediately available funds at the Administrative Agent’s Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor, at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 10:00 A.M. on the date of such drawing that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make Revolving Credit Loans (which shall initially be ABR Loans) on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) each Lender shall, on such date, make Revolving Credit Loans in an amount equal to such Lender’s pro rata portion of such Borrowing in accordance with the provisions of Section 2.4.

(b)           The Borrower’s obligations under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

(c)           Each payment by the Letter of Credit Issuer under any Letter of Credit shall constitute a request by the Borrower for an ABR Revolving Credit Loan in the amount of the Unpaid Drawing in respect of such Letter of Credit.  The Letter of Credit Issuer shall notify the Borrower and the Administrative Agent, by 10:00 A.M. (New York time) on any Business Day on which the Letter of Credit Issuer intends to honor a drawing under a Letter of Credit, of (i) the Letter of Credit Issuer’s intention to honor such drawing and (ii)  the amount of such drawing.  Unless otherwise instructed by the Borrower by 10:30 A.M. (New York time) on such Business Day, the Administrative Agent shall promptly notify each Lender of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each Lender shall be irrevocably obligated to make an ABR Revolving Credit Loan to the Borrower in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon

(New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent at the Administrative Agent’s Office.  Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount.  The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

3.5           Increased Costs.  If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof.  A certificate submitted to the Borrower by the Letter of Credit Issuer or a L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6           Successor Letter of Credit Issuer.  The Letter of Credit Issuer may resign as Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower.  If the Letter of Credit Issuer shall resign as Letter of Credit Issuer under this Agreement, then the Borrower shall appoint from among the Lenders with Revolving Credit Commitments a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Letter of Credit Issuer, and the term “Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment.  At the time such resignation shall become effective, the Borrower shall pay to the resigning Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and (d).  The acceptance of any appointment as the Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous Letter of Credit Issuer under this Agreement and the other Credit Documents.  After the resignation of the Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.  After any retiring Letter of Credit Issuer’s resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

SECTION 4.  Fees; Commitments.

4.1           Fees.  xii)  The Borrower agrees to pay to the Administrative Agent, for the account of each Lender having a Revolving Credit Commitment (pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Final Date.  Such commitment fee shall be payable in arrears (i) on September 30, 1998 (for the period ended on such day), (ii) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on the such day for which no payment has been received pursuant to clause (i) above) and (iii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (ii) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitments in effect on such day. Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

(b)  The Borrower agrees to pay to the Administrative Agent for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but not including the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Eurodollar Margin for Revolving Credit Loans minus 0.125% per annum on the average daily Stated Amount of such Letter of Credit.  Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Revolving Credit Commitment terminates and the Letter of Credit Outstandings shall have been reduced to zero.

(c)  The Borrower agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but not including the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit.  Such Fronting Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Revolving Credit Commitment terminates and the Letter of Credit Outstandings shall have been reduced to zero.

(d)  The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e)  The Borrower agrees to pay to the Administrative Agent, on the Closing Date, the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.  The Administrative Agent agrees to pay to each Lender, for its own account on the Closing Date, the fees in the amounts and on the dates previously agreed to in writing by the Administrative Agent and such Lender.

4.2           Voluntary Reduction of Revolving Credit Commitments.  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the sum of (i) the aggregate outstanding principal amount of the Revolving Credit Loans and the Swingline Loans and (ii) the Letter of Credit Outstandings shall not exceed the Total Revolving Credit Commitment.

4.3           Mandatory Termination of Commitments.  xiii)  The Total Term Loan Commitment shall terminate at 5:00 P.M. (New York time) on the Closing Date.

(b)  The Total Revolving Credit Commitment shall terminate at 5:00 P.M. (New York time) on the Revolving Credit Maturity Date.

(c)  The Swingline Commitment shall terminate at 5:00 P.M. (New York time) on the Swingline Maturity Date.

SECTION 5.  Payments.

5.1           Voluntary Prepayments.  The Borrower shall have the right to prepay Term Loans, Revolving Credit Loans and Swingline Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment, whether such prepayment shall be applied to A Term Loans, B Term Loans, C Term Loans, Revolving Credit Loans or Swingline Loans, and (in the case of Eurodollar Term Loans and Eurodollar Revolving Credit Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of Term Loans or Revolving Credit Loans, 10:00 A.M. (New York time) one Business Day prior to, or (ii) in the case of Swingline Loans, 10:00 A.M. (New York time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or Chase, as the case may be; (b) each partial prepayment of any Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $100,000, provided that no partial prepayment of Eurodollar Term Loans or Eurodollar Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Term Loans or Eurodollar Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Term Loans or Eurodollar Revolving Credit Loans; and (c) any prepayment of Eurodollar Term Loans or Eurodollar Revolving Credit Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.  Each prepayment of Term Loans of a Facility pursuant to this Section 5.1 shall be applied to reduce the Repayment Amounts of such Facility in such order as the Borrower may determine.  At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.

5.2           Mandatory Prepayments.  xiv)  Term Loan Prepayments.  (1)  On each occasion that a Prepayment Event occurs, the Borrower shall, within five Business Days after the occurrence of such Prepayment Event, offer to prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event.

(ii)  Not later than the date that is 120 days after the last day of any fiscal year on the last day of which the Consolidated Total Debt to Consolidated Total Capitalization Ratio is greater than 0.40:1.00 (commencing with the fiscal year ending December 31, 1998), the Borrower shall offer to prepay, in accordance with paragraph (c) below, the principal of Term Loans in an amount equal to (x) 50% of Excess Cash Flow for such fiscal year (or, in the case of the fiscal year ending December 31, 1998, for the period from and including the Closing Date to and including December 31, 1998) minus (y) the aggregate amount of any optional prepayments of Term Loans, and, to the extent such prepayments permanently reduced the Revolving Credit Commitments, the aggregate amount of any optional prepayments of Revolving Credit Loans or Swingline Loans made during such fiscal year.

(b)  Aggregate Revolving Credit Outstandings.  If on any date the sum of the outstanding principal amount of the Revolving Credit Loans and Swingline Loans and the aggregate amount of Letter of Credit Outstandings (all the foregoing, collectively, the “Aggregate Revolving Credit Outstandings”) exceeds the Total Revolving Credit Commitment as then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans, in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the obligations of the Borrower hereunder (including, without limitation, obligations in respect of Letter of Credit Outstandings)

pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(c)  Application to Term Loan Facilities and Repayment Amounts.  Each prepayment of Term Loans required by Section 5.2(a)(i) shall be applied pro rata to the then unpaid A Term Loans, B Term Loans and C Term Loans (based on the then outstanding principal amount of the Term Loans pursuant to each such Facility), and shall be applied to reduce the future Repayment Amounts of each such Facility first to reduce the next two unpaid scheduled Repayment Amounts, in the case of the B Term Loans and the C Term Loans, and to reduce the next four unpaid scheduled Repayment Amounts, in the case of the A Term Loans, and second, to reduce the remaining Repayment Amounts on a pro rata basis (based on the remaining amount of each such Repayment Amount at such time).  Each prepayment of Term Loans required by Section 5.2(a)(ii) shall be applied to the respective Term Loan Facilities (and to reduce the Repayment Amounts of each such selected Term Loan Facility) as the Borrower may determine.  With respect to each such prepayment, (i) the Borrower will, not later than the date specified in Section 5.2(a) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Term Loan Lender which is to receive a portion of such prepayment, (ii) each holder of B Term Loans and each holder of C Term Loans will have the right to refuse any such prepayment of such Term Loans by giving written notice of such refusal to the Borrower within 15 Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any such Term Loans until the date that is specified in the immediately following clause), (iii) the Borrower will make all such prepayments not so refused upon the earlier of (x) such fifteenth Business Day and (y) such time as the Borrower has received notice from each B Term Loan Lender and C Term Loan Lender that it consents to or refuses such prepayment and (iv) 50% of any prepayment so refused shall be applied to the repayment of outstanding A Term Loans (and to reduce the future A Repayment Amounts on a pro rata basis if such prepayment is made pursuant to Section 5.2(a)(i), or as the Borrower shall determine if such prepayment is made pursuant to Section 5.2(a)(ii)), and the Borrower may retain the remaining 50% of such refused prepayments.

(d)  Application to Term Loans.  With respect to each prepayment of Term Loans of a Facility required by Section 5.2(a), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (i) Eurodollar Term Loans of a Facility may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Term Loans of such Facility with Interest Periods ending on such date of required prepayment and all ABR Term Loans of such Facility have been paid in full; and (ii) if any prepayment of Eurodollar Term Loans made pursuant to a single Borrowing shall reduce the outstanding Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Term Loans, such Borrowing shall immediately be converted into ABR Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)  Application to Revolving Credit Loans.  With respect to each prepayment of Revolving Credit Loans required by Section 5.2(b), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (i) Eurodollar Revolving Credit Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Revolving Credit Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (ii) if any prepayment of Eurodollar Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Revolving Credit Loans, such Borrowing shall immediately be converted into ABR Loans; (iii) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (iv) notwithstanding the provisions of the preceding clause (iii), no prepayment made pursuant to Section 5.2(b) of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f)  Eurodollar Interest Periods.  In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type.  Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g)  Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds $5,000,000 in the aggregate.

(h)  Regulatory Approval.  Notwithstanding anything to the contrary contained above in this Section 5.2, to the extent that (i) funds for any prepayment otherwise required to be made pursuant to the terms of Section 5.2(a)(i) (as a result of an Asset Sale Prepayment Event) are only available to the Borrower through dividend payments to the Borrower from one or more Regulated Insurance Companies, (ii) such dividend payments cannot be made at such time within the ordinary dividend-paying capacity of such Regulated Insurance Company or Companies and, accordingly, require specific affirmative regulatory approval for the payment of extraordinary dividends and (iii) after due written application or request, such approval for the payment of extraordinary dividends is not obtained by such Regulated Insurance Company, upon certification by the Borrower to the Administrative Agent (which shall promptly deliver a copy of such certification to the Lenders) to such effect (together with, in the case of an application or request for regulatory approval, copies of all documents submitted, and all written responses received, in connection therewith), the Borrower shall not, to such extent, be required to make such prepayment for so long as such dividend payments may not, for such reasons, be made.

5.3           Method and Place of Payment.  xv)  Except as otherwise specifically provided herein, all payments under this Agreement shall be made, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or Chase, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Administrative Agent’s Office, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 P.M. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)  Any payments under this Agreement that are made later than 2:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4           Net Payments.  xvi)  All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 5.4.  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)  Each Lender that is not incorporated or organized under the laws of the United States of America or a state thereof shall:

  (1)  deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224 or, in the case of Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

 (ii)  deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)  obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.  Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(c)  The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of U.S. Federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Non-U.S. Participant, on the date such Participant became a Participant hereunder); provided, however, that this clause (i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Non-U.S. Participant to comply with the provisions of paragraph (b) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Non-U.S. Participant pursuant to paragraph (b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

(d)  If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such taxes at the Borrower’s expense if so requested by the Borrower.  If any Lender or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required.  A Lender or Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim.  Neither the Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (d) or any other provision of this Section 5.4.

(e)  Each Lender represents and agrees that, on the date hereof and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the regulations thereunder) with respect to the Borrowings hereunder unless the Borrower has consented to such arrangement prior thereto.

5.5           Computations of Interest and Fees.  xvii)  Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)  Fees and Letter of Credit Outstandings shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

SECTION 6.  Conditions Precedent to Initial Borrowing.

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent:

6.1           Credit Documents.  The Administrative Agent shall have received (a) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Lender, (b) the Guarantee, executed and delivered by a duly authorized officer of each Guarantor, (c) the Pledge Agreement, executed and delivered by each pledgor party thereto and (d) all certificates representing securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

6.2           Closing Certificate.  The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.3 and 6.4.

6.3           Corporate Proceedings of Each Credit Party.  The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents and the Acquisition Agreement (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

6.4           Corporate Documents.  The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws of each Credit Party.

6.5           No Material Adverse Change.  There shall have been no material adverse change in the business, assets, operations, properties, financial condition or prospects of the Acquired Companies, the Asset Companies and their respective Subsidiaries (taken as a whole) since December 31, 1997.

6.6           Fees.  The Administrative Agent shall have received the fees referred to in Section 4.1(e) to be received on the Closing Date.

6.7           Equity Contribution.  The Borrower shall have received the gross proceeds from the Equity Contribution.

6.8           Transaction.   The Transaction shall have been consummated, or shall be consummated simultaneously with the making of the initial Loans, in accordance with applicable law and the Acquisition Agreement.  The Acquisition Agreement shall not have been amended since July 10, 1998, in any material respect that is, in the reasonable judgment of the Administrative Agent, adverse to the interests of the Lenders.

6.9           Other Indebtedness.  After giving effect to the Transaction and the other transactions contemplated hereby, the Borrower and its Subsidiaries shall have outstanding no Indebtedness other than (a) the extensions of credit under this Agreement and (b) Indebtedness permitted under Section 10.1, other than under clauses (i), (j), (k) and (l) thereof.

6.10         Closing Date Balance Sheet.  The Lenders shall have received a pro forma consolidated closing balance sheet of the Borrower giving effect to the Transaction, the financing therefor and the other transactions contemplated hereby and thereby, dated as of March 31, 1998.

6.11         Solvency Certificate.  The Lenders shall have received a certificate from the Chief Financial Officer of the Borrower or other executive officer of the Borrower with the responsibility for financial matters, in the form of Exhibit H, as to the solvency of the Borrower and of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transaction, the making of the initial Loans and the consummation of the other transactions contemplated hereby.

6.12         Required Approvals.  xviii)  All requisite material Governmental Authorities and third parties shall have approved or consented to the Transaction and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on the Transaction, the financing therefor or the other transactions contemplated hereby or thereby.

(b)  The Administrative Agent shall have received the Form A filed by the Borrower or its Subsidiaries with the Insurance Department of the States of California and Florida (together with all exhibits to and attachments thereto), together with the approval of such Insurance Department of such Form A (and all stipulations or conditions relating to such approval, which stipulations and conditions, if any, shall be reasonably satisfactory to the Administrative Agent in all material respects).

6.13         Legal Opinions.  The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinions of (a) Simpson Thacher & Bartlett, special New York counsel to the Borrower, substantially in the form of Exhibit E-1, (b) LeBoeuf, Lamb, Greene & MacRae (California), counsel to the Borrower, substantially in the form of Exhibit E-2, (c) LeBoeuf, Lamb, Greene & MacRae (Florida), counsel to the Borrower, substantially in the form of Exhibit E-3, (d) Barger & Wolen LLP, counsel to the Borrower, substantially in the form of Exhibit E-4, (e) Maida, Galloway & Neal, counsel to the Borrower, substantially in the form of Exhibit E-5 and (f) Leverty & Associates (Nevada), counsel to the Borrower, substantially in the form of Exhibit E-6, and the Borrower hereby instructs such counsel to deliver such legal opinions.

6.14         Surplus Infusion.  The Borrower shall have made the Surplus Infusion.

SECTION 7.  Conditions Precedent to All Credit Events.  The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan,  but excluding Mandatory Borrowings) and the obligation of the Letter of Credit

Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1           No Default; Representations and Warranties.  At the time of each Credit Event and also after giving effect thereto (a) there shall exist no Default or Event of Default and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2           Notice of Borrowing; Letter of Credit Request.  xix)  Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b)  Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

SECTION 8.  Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1           Corporate Status.  The Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2           Corporate Power and Authority.  Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3           No Violation.  Neither the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transaction and the other transactions contemplated therein will (a) contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b)  result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of the Restricted Subsidiaries pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust or other material agreement or instrument to which the Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation or By-Laws of the Borrower or any of the Restricted Subsidiaries.

8.4           Litigation. There are no actions, suits or proceedings (including, without limitation, Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5           Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6           Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except (i) the filings and approvals referred to in Section 6.12(b), which have been made and obtained, and (ii) any of the foregoing the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7           Investment Company Act.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8           True and Complete Disclosure.  xx)  All factual information and data (taken as a whole) heretofore or contemporaneously furnished by the Borrower, any of its Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein was true and complete in all material respects on the date as of which such information or data is dated or certified and was not incomplete by omitting to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b)  The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9           Financial Condition; Financial Statements.  xxi) (i) The Combined balance sheet of the Acquired Companies and the Asset Companies at December 31, 1997, and the related Combined statements of operations, stockholders’ equity and cash flows for the fiscal year ended as of such date, which statements have been audited by Blackman, Kallick Bartelstein, LLP, independent certified public accountants, who delivered an unqualified opinion with respect thereto, and (ii) the unaudited Combined balance sheet of the Acquired Companies and the Asset Companies at March 31, 1998, and the related Combined statements of operations, stockholders’ equity and cash flows for the fiscal quarter ended as of such date, in each case present fairly in all material respects the Combined financial position of the Acquired Companies and the Asset Companies at the respective dates of said statements and the results of operations for the respective periods covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and, in the case of said financial statements referred to in clause (ii), subject to normal year-end audit adjustments.

(b)  The Annual Statement of Coast and its Subsidiaries at December 31, 1997, which Annual Statement has been audited by Blackman Kallick Bartelstein, LLP, independent certified public accountants, who delivered an unqualified opinion with respect thereto, presents fairly the financial position of Coast and its Subsidiaries at the date of said statement and the results for the fiscal year covered thereby.  Such financial statement has been prepared in accordance with SAP consistently applied except to the extent provided in the notes to said financial statement.

(c)  The Annual Statement of SNIC and its Subsidiaries at December 31, 1997, which Annual Statement has been audited by Blackman Kallick Bartelstein, LLP, independent certified public accountants, who delivered an unqualified opinion with respect thereto, presents fairly the financial position of SNIC and its Subsidiaries at the date of said statement and the results for the fiscal year covered thereby.  Such financial statement has been prepared in accordance with SAP consistently applied except to the extent provided in the notes to said financial statement.

(d)  There has been no Material Adverse Change since December 31, 1997, other than solely as a result of changes in general economic conditions.

8.10         Tax Returns and Payments. Each of the Borrower and its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith.  The Borrower and each of its Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.

8.11         Compliance with ERISA.  Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); neither the Borrower nor any Subsidiary nor any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the foregoing representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect.  No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

8.12         Subsidiaries.  xxii)  Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date.  To the knowledge of the Borrower, each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

(b)  As of the Closing Date, there are no restrictions on any Regulated Insurance Company which prohibit or otherwise restrict the ability of any Regulated Insurance Company to (i) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary, (ii) make loans or advances to the Borrower or any Subsidiary, (iii) transfer any of its properties or assets to the Borrower or any Subsidiary or (iv) guarantee the Obligations, other than prohibitions or restrictions existing under or by reason of (A) this Agreement or the other Credit Documents, (B) Requirements of Law, (C) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices and (D) purchase money obligations for property acquired in the ordinary course of business, so long as such obligations are permitted under this Agreement.

8.13         Intellectual Property, etc.  The Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14         Environmental Laws.  xxiii)  Other than instances of noncompliance that could not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Borrower and each of its Subsidiaries are currently doing business (including, without limitation, having obtained all material permits required under Environmental Laws) and (ii) the Borrower will comply and cause each of its Subsidiaries to comply with all such Environmental Laws (including, without limitation, all permits required under Environmental Laws).

(b)  Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate (as defined in Section 9.1(f)) or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15         Properties.  The Borrower and each of the Restricted Subsidiaries have good title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

8.16         Year 2000.  Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the Borrower’s computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others) and the testing of all such systems and equipment, as so reprogrammed, will be completed by July 1, 1999 except to the extent that the failure to complete such reprogramming and testing by such date could not reasonably be expected to have a Material Adverse Effect.  The cost to the Borrower of  such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower (including, without limitation, reprogramming errors and the failure of others’ systems or equipment) is not reasonably likely to have a Material Adverse Effect.

SECTION 9.  Affirmative Covenants.  The Borrower hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Agreement is in effect and until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

9.1           Information Covenants.  The Borrower will furnish to each Lender and the Administrative Agent:

(a)  Annual Financial Statements.  As soon as available and in any event within 120 days after the close of each fiscal year of the Borrower, (1) the consolidated (and consolidating in the case of the Borrower, Coast and SNIC at a minimum) balance sheet of (x) the Borrower and the Restricted Subsidiaries and (y) the Borrower and its Subsidiaries, in each case as at the end of such fiscal year and the related consolidated (and consolidating in the case of the Borrower, Coast and SNIC at a minimum) statement of operations, stockholders’ equity and cash flows for such fiscal year, setting forth comparative consolidated (and consolidating in the case of the Borrower, Coast and SNIC at a minimum) figures for the preceding fiscal year, and certified (in the case of the foregoing consolidated statements) by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Sections 10.8, 10.9, 10.10 and 10.11 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management’s discussion and analysis of the most important operational and financial developments during such fiscal year.

(ii)  As soon as available and in any event within 120 days after the close of each fiscal year of each Regulated Insurance Company, the Annual Statement of such Regulated Insurance Company (prepared in accordance with SAP) for such fiscal year and as filed with the Insurance Department of the state in which such Regulated Insurance Company is domiciled (together with any certifications or statements of such Regulated Insurance Company relating to such Annual Statement which are required by such Insurance Department).

(b)  Quarterly Financial Statements.  (2)  As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated (and consolidating in the case of the Borrower, Coast and SNIC at a minimum) balance sheet of (x) the Borrower and the Restricted Subsidiaries and (y) the Borrower and its Subsidiaries, in each case as at the end of such quarterly period and the related consolidated (and consolidating in the case of the Borrower, Coast and SNIC at a minimum) statement of operations and stockholders’ equity for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated (and consolidating in the case of the Borrower, Coast and SNIC at a minimum) statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated (and consolidating in the case of the Borrower, Coast and SNIC at a minimum) figures for the related periods in the prior fiscal year or, in the case of such consolidated (and consolidating in the case of the Borrower, Coast and SNIC at a minimum) balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

(ii)  As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of each Regulated Insurance Company, quarterly financial statements of such Regulated Insurance Company (prepared in accordance with SAP) for such quarterly accounting period as filed with the Insurance Department of the state in which such Regulated Insurance Company is domiciled (together with any certifications or statements of such Regulated Insurance Company relating to such quarterly financial statements which are required by such Insurance Department).

(c)  Budgets.  Within 60 days after the commencement of each fiscal year of the Borrower, budgets of the Borrower in reasonable detail for the fiscal year as customarily prepared by management of the Borrower for its internal use, setting forth the principal assumptions upon which such budgets are based.

(d)  Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 10.8, 10.9, 10.10, 10.11 and 10.12 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries or Unrestricted Subsidiaries as at the end of such fiscal year  or period, as the case may be, from the Restricted Subsidiaries or Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Status and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor; and at the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Available Amount as at the end of the fiscal year to which such financial statements relate.

(e)  Notice of Default or Litigation.  Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(f)  Environmental Matters.  The Borrower will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

  (3)  Any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate (as defined below);

 (ii)  Any condition or occurrence on any Real Estate that (x) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate;

(iii)  Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)  The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by the Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g)  Pro Forma Adjustment Certificate.  Not later than the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(h)  Reserve Adequacy Report.  As promptly as reasonably practicable following the request of the Administrative Agent or the Required Banks, a report prepared by an independent actuarial consulting firm of recognized professional standing reasonably satisfactory to the Administrative Agent and the Required Banks reviewing the adequacy of reserves of each Regulated Insurance Company determined in accordance with SAP, which firm shall be provided access to or copies of all reserve analyses and valuations relating to the insurance business of each Regulated Insurance Company in the possession of or available to the Borrower or its Subsidiaries; provided that no request may be made pursuant to this clause (h) unless there shall have occurred and be continuing an Event of Default under Section 11.1 or an Event of Default under Section 11.3(a) (to the extent resulting from a breach of the requirements of Section 10.8, 10.9, 10.10 or 10.11).

(i)  Other Regulatory Statements and Reports.  Promptly (i) after receipt thereof, copies of all regular and periodic reports of examinations  (including, without limitation, triennial examinations and annual risk adjusted capital reports) of any Regulated Insurance Company, delivered to such Person  by any Applicable Insurance Regulatory Authority, insurance commission or similar regulatory authority, (ii) after receipt thereof, written notice of any assertion by any Applicable Insurance Regulatory Authority or any governmental agency or agencies substituted therefor, as to a violation of any Requirement of Law by any Regulated Insurance Company which is likely to have a Material Adverse Effect, (iii) after receipt thereof, a copy of any notice of termination, cancellation or recapture of any Reinsurance Agreement or Retrocession Agreement to which a Regulated Insurance Company is a party to the extent such termination or cancellation is likely to have a Material Adverse Effect and (iv) after receipt thereof, copies of any notice of actual suspension, termination or revocation of any material license of any Regulated Insurance Company by any Applicable Insurance Regulatory Authority, including any request by an Applicable Insurance Regulatory Authority which commits a Regulated Insurance Company to take or refrain from taking any action or which otherwise affects the authority of such Regulated Insurance Company to conduct its business.

(j)  Other Information.  Promptly upon filing thereof, copies of any filings on Form 10-K, 10-Q or 8-K or registration statements with, and reports to, the SEC by the Borrower or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of its Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of its Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

9.2           Books, Records and Inspections.  The Borrower will, and will cause each of the Specified Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Specified Subsidiary in whomsoever’s possession to the extent that it is within the Borrower’s or such Specified Subsidiary’s control to permit such inspection, and to examine the books of account of the Borrower and any such Specified Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Specified Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

9.3           Maintenance of Insurance.  The Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

9.4           Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

9.5           Consolidated Corporate Franchises.  The Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3 or 10.4.

9.6           Compliance with Statutes, etc.  The Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7           ERISA.  Promptly after the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8           Good Repair.  The Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the Borrower’s or such Restricted Subsidiary’s control to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9           Transactions with Affiliates.  The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower or any Restricted Subsidiary) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to KKR and its Affiliates for management, consulting and financial services rendered to the Borrower and its Subsidiaries, and investment banking fees paid to KKR and its Affiliates for services rendered to the Borrower and its Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) customary fees paid to members of the Board of Directors of the Borrower and its Subsidiaries, (c) transactions permitted by Section 10.6 and (d) transactions described on Schedule 9.9.

9.10         End of Fiscal Years; Fiscal Quarters.  The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11         Additional Guarantors.  Except as provided in Section 10.1(j) and (k), the Borrower will cause (a) any direct or indirect Domestic Subsidiary (other than any Unrestricted Subsidiary or any Regulated Insurance Company) formed or otherwise purchased or acquired after the date hereof and (b) any Subsidiary (other than any Unrestricted Subsidiary or any Regulated Insurance Company) that is not a Domestic Subsidiary on the date hereof but subsequently becomes a Domestic Subsidiary (other than any Unrestricted Subsidiary or any Regulated Insurance Company), in each case to execute a supplement to the Guarantee, in form and substance reasonably satisfactory to the Administrative Agent, in order to become a Guarantor.

9.12         Pledges of Additional Stock and Evidence of Indebtedness.  Except as provided in Section 10.1(j) and (k), the Borrower will pledge, and, in the case of clause (c), will cause each direct Domestic Subsidiary to pledge, to the Administrative Agent, for the benefit of the Lenders, (a) all the capital stock of each direct Domestic Subsidiary (other than any Unrestricted Subsidiary) and 65% of all the capital stock of each direct Foreign Subsidiary (other than any Unrestricted Subsidiary), in each case, formed or otherwise purchased or acquired after the date hereof, in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, (b) all the capital stock of any direct Domestic Subsidiary (other than any Unrestricted Subsidiary) and 65% of all the capital stock of each direct Foreign Subsidiary (other than any Unrestricted Subsidiary), in each case that is not a direct Subsidiary on the date hereof but subsequently becomes a direct Subsidiary (other than an Unrestricted Subsidiary), in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, and (c) all evidences of Indebtedness in excess of $5,000,000 received by the Borrower or any of the direct Domestic Subsidiaries (other than any Unrestricted Subsidiary) in connection with any disposition of assets pursuant to Section 10.4(b), in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent.

9.13         Use of Proceeds.  The Borrower will use the Letters of Credit and the proceeds of all Loans for the purposes set forth in the introductory statement to this Agreement.

9.14         Changes in Business.  The Borrower will, and will cause its Material Subsidiaries to, taken as a whole, engage primarily in (a) the lines of business carried on by the Borrower and its Restricted Subsidiaries on the Closing Date, (b) any other insurance or insurance related business and/or (c) businesses or activities incidental or related thereto.

9.15         Maintenance of License and Permits.  The Borrower will, and will cause each of its Subsidiaries to, maintain all permits, licenses and consents as may be required for the conduct of its business by any state, federal or local government agency or instrumentality except where failure to maintain the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 10.  Negative Covenants.  The Borrower hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Agreement is in effect and until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

10.1         Limitation on Indebtedness.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)  Indebtedness arising under the Credit Documents;

(b)  Indebtedness of (i) the Borrower to any Restricted Subsidiary of the Borrower and (ii) any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary of the Borrower;

(c)  Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(d)  except as provided in clauses (j) and (k) below, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement;

(e)  Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, lessors and licensees;

(f)  (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures permitted by Section 10.12, (ii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (i) above, provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (ii) shall not exceed $5,000,000 at any time outstanding, and (iii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) or (ii) above, provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(g)  Indebtedness outstanding on the date hereof and listed on Schedule 10.1 and any refinancing, refunding, renewal or extension thereof, provided that (i) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder, and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

(h)  Indebtedness in respect of Hedge Agreements;

(i)  Indebtedness in respect of the Contingent Payment Securities;

(j)  (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition, provided that (w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such person that so becomes a Restricted Subsidiary), and (y)(A) the Borrower pledges the capital stock of such Person to the Administrative Agent to the extent required under Section 9.12, (B) such Person executes a supplement to the Guarantee to the extent required under Section 9.11 and (C) if any such Indebtedness is secured, (1) the Guarantee referred to in the preceding subclause (B) is equally and ratably secured or (2) in the case of assets acquired by the Borrower or any Restricted Subsidiary, the Borrower’s obligations hereunder or such Restricted Subsidiary’s Guarantee, as the case may be, are equally and ratably secured, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) $20,000,000 of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies, and (z) the aggregate amount of such Indebtedness and all Indebtedness incurred under clause (k) below, when taken together, does not exceed $40,000,000 in the aggregate at any time outstanding, (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(k)  (i) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition, provided that (x) such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the “acquired Person”) as a result of such Permitted Acquisition or the Restricted Subsidiary so incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, by the Borrower, (y)(A) the Borrower pledges the capital stock of such acquired Person to the Administrative Agent to the extent required under Section 9.12, (B) such acquired Person executes a supplement to the Guarantee to the extent required under Section 9.11 and (C) if a guarantee by such acquired Person of any such Indebtedness is secured by assets of such acquired Person, the Guarantee referred to in the preceding subclause (B) is equally and ratably secured, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) $20,000,000 of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (j)(i)(y) above then applies, and (z) the aggregate amount of such Indebtedness and all Indebtedness assumed or permitted to exist under clause (j) above, when taken together, does not exceed $40,000,000 in the aggregate at any time outstanding, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder; and

(l)  (i) additional Indebtedness, provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (l) shall not at any time exceed $30,000,000 and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above.

10.2         Limitation on Liens.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)  Liens arising under the Credit Documents;

(b)  Permitted Liens;

(c)  Liens securing Indebtedness permitted pursuant to Section 10.1(f), provided that such Liens attach at all times only to the assets so financed;

(d)  Liens existing on the date hereof and listed on Schedule 10.2;

(e)  Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

(f)  Liens placed upon the capital stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of the Borrower or any other  Restricted Subsidiary incurred pursuant to Section 10.1(k) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary of any such Indebtedness of the Borrower or any other Restricted Subsidiary;

(g)  the replacement, extension or renewal of any Lien permitted by clauses (a) through (f) above upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby; and

(h)  additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $10,000,000 at any time outstanding.

10.3         Limitation on Fundamental Changes.  Except as expressly permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)  any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into the Borrower, provided that (i) the Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the Borrower) shall be a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the

Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.8, 10.9, 10.10 and 10.11, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, (v) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement and (vi) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Guarantee comply with this Agreement, provided further that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b)  any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) in the case of any merger or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.8, 10.9, 10.10 and 10.11, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, and (v) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate stating that such merger or consolidation and such supplement to any Guarantee comply with this Agreement;

(c)  any Restricted Subsidiary that is not a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower; and

(d)  any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, any Guarantor, any wholly-owned Regulated Insurance Company or any other Regulated Insurance Company (to the extent that the equity interests of such Regulated Insurance Company which are owned directly or indirectly by the Borrower are pledged to the Administrative Agent for the benefit of the Lenders).

10.4         Limitation on Sale of Assets.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the Borrower or the Restricted Subsidiaries) or (ii) sell any shares owned by it of any Restricted Subsidiary’s capital stock to any Person other than the Borrower or a Guarantor, except that:

(a)  the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of used or surplus equipment, vehicles and other assets in the ordinary course of business;

(b)  the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets for fair value, provided that (i) the aggregate amount of such sales, transfers and disposals by the Borrower and the Restricted Subsidiaries taken as a whole pursuant to this clause (b) shall not exceed in the aggregate $50,000,000 during the term of this Agreement, (ii) any consideration in excess of $5,000,000 received by the Borrower or any Guarantor in connection with such sales, transfers and other dispositions of assets pursuant to this clause (b) that is in the form of Indebtedness shall be pledged to the Administrative Agent pursuant to Section 9.12, (iii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions) in an aggregate amount in excess of $5,000,000, the Borrower shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Sections 10.8, 10.9, 10.10 and 10.11, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period, and (iv) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c)  the Borrower and the Restricted Subsidiaries may make sales of assets to the Borrower or to any Restricted Subsidiary, provided that any such sales to Foreign Subsidiaries must be for fair value;

(d)  any Restricted Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6;

(e)  in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the Borrower and the Restricted Subsidiaries may sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(f)  any Regulated Insurance Company may (x) enter into any Insurance Contract, Reinsurance Agreement or Retrocession Agreement in the ordinary course of business in accordance with its normal underwriting, indemnity and retention policies, provided that any counterparty to any such Reinsurance Agreement or Retrocession Agreement shall have an A.M. Best financial strength rating of A- (or equivalent rating level if A.M. Best changes its ratings methodology or designations) or better, unless such counterparty’s obligations under such Reinsurance Agreement or Retrocession Agreement are collateralized by irrevocable letters of credit and/or a trust or similar arrangement containing cash and/or marketable securities with an average quality rating of A (or its equivalent) or better of which the applicable Regulated Insurance Company is the beneficiary, and (y) dispose of any assets in its investment portfolio; and

(g)  the Borrower and its Restricted Subsidiaries may dispose of the real property listed on Schedule 10.4.

10.5         Limitation on Investments.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment in, any Person, except:

(a)  extensions of trade credit and asset purchases in the ordinary course of business;

(b)  (i) Permitted Investments by the Borrower and Restricted Subsidiaries (other than Regulated Insurance Companies) and (ii) investments by Regulated Insurance Companies to the extent permitted under applicable Requirements of Law;

(c)  loans and advances to officers, directors and employees of the Borrower or any of its Restricted Subsidiaries (i) to finance the purchase of capital stock of the Borrower from the Borrower and (ii) for additional purposes not contemplated by subclause (i) above in an aggregate principal amount at any time outstanding with respect to this clause (ii) not exceeding $3,000,000;

(d)  investments existing on the date hereof and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all investments pursuant to this clause (d) is not increased at any time above the amount of such investments existing on the date hereof;

(e)  investments in Hedge Agreements permitted by Section 10.1(h);

(f)  investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(g)  investments to the extent that payment for such investments is made with capital stock of the Borrower;

(h)  investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;

(i)  investments in any Guarantor, in any wholly-owned Regulated Insurance Company or in any other Regulated Insurance Company (to the extent that the equity interests of such Regulated Insurance Company which are owned directly or indirectly by the Borrower are pledged to the Administrative Agent for the benefit of the Lenders);

(j)  investments constituting Permitted Acquisitions;

(k)  loans and advances permitted under Section 10.1(b); and

(l)  additional investments (including investments in Minority Investments and Unrestricted Subsidiaries) in an aggregate amount at the time of such investment not in excess of the sum of (i) $25,000,000 (minus the portion, if any, of such $25,000,000 previously applied to make investments pursuant to this clause (l) and not returned by means of redemption, capital distribution or other return of capital to the Borrower at or prior to such time) and (ii) the Available Amount at such time (provided that the aggregate amount invested in Unrestricted Subsidiaries pursuant to this clause (l) with the portion (if any) of the Available Amount added thereto pursuant to clause (a)(iii) and/or (a)(iv) of the definition thereof as a result of a preferred capital contribution or a preferred equity issuance shall not exceed $20,000,000).

10.6         Limitation on Dividends.  The Borrower will not declare or pay any dividends (other than dividends payable solely in its capital stock or rights, warrants or options to purchase its capital stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock or the capital stock of any direct or indirect parent of the Borrower now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an investment permitted by Section 10.5) any shares of any class of the capital stock of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing “Dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto, (a) the Borrower may pay regularly scheduled dividends on Permitted Preferred Stock, (b) the Borrower may redeem in whole or in part any capital stock of the Borrower for another class of capital stock or rights to acquire capital stock of the Borrower or with proceeds from substantially concurrent equity contributions or issuances of new shares of capital stock, provided that such other class of capital stock contains terms and provisions at least as advantageous to the Lenders as those contained in the capital stock redeemed thereby, (c) the Borrower may repurchase shares of its capital stock (and/or options or warrants in respect thereof) held by its officers, directors and employees so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements, (d) the Borrower may make investments permitted by Section 10.5 and (e) the Borrower may declare and pay dividends on its capital stock, provided that (i) the aggregate amount of dividends paid pursuant to this clause (e) shall not at any time exceed 50% of Cumulative Consolidated Net Income Available to Common Stockholders at such time and (ii) at the time of the payment of any such dividends and after giving effect thereto, the Consolidated Total Debt to Consolidated Total Capitalization Ratio on the date of such payment of such dividends shall be less than 0.35:1.00.

10.7         Limitations on Debt Payments and Amendments; Early Payment Amount.  xxiv)  The Borrower will not optionally prepay, repurchase or redeem or otherwise defease any

Contingent Payment Securities, provided that the Borrower may, at any time after the issuance of the Contingent Payment Securities, prepay, repurchase, redeem or otherwise defease Contingent Payment Securities (i) in an aggregate amount at such not to exceed the Available Amount at such time, provided that no Event of Default exists at such time or would result therefrom, or (ii) with the proceeds of, or in exchange for, securities having terms not materially less advantageous to the interests of the Lenders than the corresponding terms of the Contingent Payment Securities..

(b)  Except as provided under Section 10.7(a), the Borrower will not waive, amend, modify, terminate or release the Contingent Payment Securities to the extent that any such waiver, amendment, supplement, modification, termination or release would be adverse to the Lenders in any material respect.

(c)  The Borrower will not pay all or any portion of the Early Payment Amount (as defined in the Acquisition Agreement) unless (i) no Default or Event of Default exists or would result therefrom and (ii) the Consolidated Total Debt to Consolidated Total Capitalization Ratio as of the last day of the fiscal quarter of the Borrower most recently ended prior to the time of any such payment, after giving effect to such payment on a pro forma basis as if such payment had been made on such last day of such fiscal quarter, is not greater than 0.525:1.00, and the Borrower has delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower to such effect demonstrating satisfaction of such pro forma ratio in reasonable detail.  For avoidance of doubt, it is understood that the payment of the Contingent Payment Amount (as defined in the Acquisition Agreement) is not subject to the restrictions of this subsection or otherwise prohibited by the terms of this Agreement.

10.8         Consolidated Total Debt to Consolidated Total Capitalization Ratio.  The Borrower will not permit the Consolidated Total Debt to Consolidated Total Capitalization Ratio at any time during any fiscal year set forth below to be greater than the ratio set forth below opposite such fiscal year:

Fiscal Year Ending	Ratio

December 31, 1998	0.600:1.00
December 31, 1999	0.600:1.00
December 31, 2000	0.575:1.00
December 31, 2001	0.550:1.00
December 31, 2002	0.500:1.00
December 31, 2003	0.450:1.00
Thereafter	0.400:1.00

10.9         Cash Flow to Consolidated Interest Expense Ratio.  The Borrower will not permit the Cash Flow to Consolidated Interest Expense Ratio for any Test Period ending on a date set forth below to be less than the ratio set forth below opposite such date:

Test Period Ending	Ratio

September 30, 1998	2.00:1.00

December 31, 1998	2.00:1.00
March 31, 1999	2.00:1.00
June 30, 1999	2.00:1.00
September 30, 1999	2.00:1.00
December 31, 1999	2.00:1.00
March 31, 2000	2.25:1.00
June 30, 2000	2.50:1.00
September 30, 2000	2.75:1.00
December 31, 2000	2.75:1.00
March 31, 2001	3.00:1.00
June 30, 2001	3.00:1.00
September 30, 2001	3.25:1.00
December 31, 2001	3.25:1.00
March 31, 2002	3.50:1.00
June 30, 2002	3.50:1.00
September 30, 2002	3.75:1.00
December 31, 2002	3.75:1.00
Thereafter	4.00:1.00

10.10       Minimum Risk-Based Capital.  The Borrower will not permit the Risk-Based Capital for any Regulated Insurance Company determined on an individual basis calculated as of the last day of any fiscal year to be less than 250%, provided that if any such Person fails to maintain such Risk-Based Capital as of the last day of any fiscal year the Borrower shall nevertheless be deemed to be in compliance with this Section 10.10, and no Default or Event of Default shall exist, so long as (i) the Combined Risk-Based Capital for all Regulated Insurance Companies as of the last day of such fiscal year is at least 275% and (ii) the Risk-Based Capital of each Regulated Insurance Company determined on an individual basis as of the last day of such fiscal year is at least 210%.

10.11       Net Premiums Written to Surplus Ratio.  The Borrower will not permit the ratio of Net Premiums Written for any Test Period to Surplus as of the last day of such Test Period to exceed 3.5:1.0.

10.12       Capital Expenditures.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures) in any fiscal year, in excess of an amount equal to $5,000,000 plus the Available Amount at the time of the making of any such Capital Expenditures, provided that any amount not so expended in any fiscal year may be carried forward and utilized in one or more future years.

SECTION 11.  Events of Default.  Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1         Payments.  The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2         Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in the Guarantee, the Pledge Agreement or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3         Covenants.  Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e) or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement, the Guarantee or the Pledge Agreement and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4         Default Under Other Agreements. (a) The Borrower or any of Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $7,000,000 in the aggregate, for the Borrower and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or (except in the case of Indebtedness consisting of any Hedge Agreement) any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness (other than Indebtedness consisting of any Hedge Agreement) shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof; or

11.5         Bankruptcy, etc.  The Borrower or any Specified Subsidiary shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case; or an involuntary case is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or the Borrower or any Specified Subsidiary commences (including by way of applying for or consenting to the appointment of, or taking of possession by, a rehabilitation, receiver, custodian, trustee, conservator or liquidation (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding that remains undismissed for a period of 60 days; or the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any conservator or the like for it or any substantial part of its property, which appointment shall continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6         ERISA.  (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7         Guarantee.  The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing such Guarantor’s obligations under the Guarantee; or

11.8         Pledge Agreement.  The Pledge Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any Pledgor thereunder or any Credit Party shall deny or disaffirm in writing such Pledgor’s obligations under the Pledge Agreement; or

11.9         Judgments.  One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $7,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance or reinsurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.10       Change of Control.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice):  (i) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitments and Swingline Commitment, if any, of each Lender or Chase, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

SECTION 12.  The Administrative Agent.

12.1         Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.  The Syndication Agent shall not have any obligations, duties or responsibilities under this Agreement.

12.2         Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

12.3         Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any Guarantor or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative

Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower or any Guarantor to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

12.4         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.5         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6         Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any Guarantor, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and any Guarantor and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any Guarantor.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any Guarantor that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7         Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8         Administrative Agent in Its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any Guarantor as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents.  With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9         Successor Agent.  The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

SECTION 13.  Miscellaneous.

13.1         Amendments and Waivers.  Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan (including, without limitation, the A Term Loan Maturity Date, the B Term Loan Maturity Date and the C Term Maturity Date notwithstanding anything contained in clauses (vii), (viii) and (ix) below) or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date or increase the aggregate amount of the Commitments of any Lender, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders”, “Required Revolving Credit Lenders”, “Required A Term Loan Lenders”, “Required B Term Loan Lenders”, “Required B/C Term Loan Lenders”, “Required C Term Loan Lenders”, and “Required A Term/Revolving Credit Lenders”, or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3 without the written consent of the Letter of Credit

Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of Chase, or (vi) change any Revolving Credit Commitment to any Term Loan Commitment without the prior written consent of each Lender directly and adversely affected thereby, or (vii) decrease any A Repayment Amount or extend any scheduled A Repayment Date, in each case without the written consent of the Required A Term Loan Lenders, or (viii) decrease any B Repayment Amount or extend any scheduled B Repayment Date, in each case without the written consent of the Required B Term Loan Lenders, or (ix) decrease any C Repayment Amount or extend any scheduled C Repayment Date, in each case without the written consent of the Required C Term Loan Lenders, or (x) except to the extent permitted under the applicable Credit Document, release all or substantially all the Collateral under the Pledge Agreement or release all or substantially all the Guarantors under the Guarantee, in each case without the written consent of (x) the Required A Term/Revolving Credit Lenders and (y) the Required B/C Term Loan Lenders and provided further, that at any time that no Default or Event of Default has occurred and is continuing, the Revolving Credit Commitment of any Lender may be increased to finance a Permitted Acquisition, with the consent of such Lender, the Borrower and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld) and without the consent of the Required Lenders, so long as (i) the Increased Commitment Amount (as defined below) at such time, when added to the amount of Indebtedness incurred pursuant to Sections 10.1(k) and (l) and outstanding at such time, does not exceed the limits set forth therein, (ii) the Borrower shall pledge the Capital Stock of any person acquired pursuant thereto to the Administrative Agent for the benefit of the Lenders to the extent required under Section 9.12 and (iii) to the extent determined by the Administrative Agent to be necessary to ensure pro rata borrowings commencing with the initial borrowing after giving effect to such increase, the Borrower shall prepay any Eurodollar Loans outstanding immediately prior to such initial borrowing; as used herein, the “Increased Commitment Amount” means, at any time, aggregate amount of all increases pursuant to this proviso made at or prior to such time less the aggregate amount of all voluntary reductions of the Revolving Credit Commitments made prior to such time.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

13.2         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth on Schedule 1.1 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	BRW Acquisition, Inc.
In care of Kohlberg Kravis Roberts & Co., L.P.

9 West 57th Street
New York, NY 10019
Attention: Perry Golkin
Fax: (212) 750-0003

with a copy to:

Simpson Thacher & Bartlett
425 Lexington Avenue, 22nd floor
New York, New York 10017
Attention: Gary Horowitz, Esq.
Fax: (212) 455-2502

The Administrative Agent:	The Chase Manhattan Bank
c/o Loan and Agency Services Group
One Chase Manhattan Plaza, Eighth Floor
New York, NY 10081
Attention: Laura Rebecca
Fax: (212) 552-7490

with a copy to:

The Chase Manhattan Bank
270 Park Avenue
New York, NY 10017
Attention: Helen L. Newcomb
Fax: (212) 270-1001

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5         Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including, without limitation, the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Lender and the Administrative Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including, without limitation, reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees, trustees and agents with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees.  The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6         Successors and Assigns; Participations and Assignments.  xxv)  (1)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(ii)  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents (including to loan derivative counterparties in respect of swaps or similar arrangements having the practical or economic effect thereof).  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents, and the Borrower and the Administrative

Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by any Credit Party therefrom, except to the extent that such amendment, waiver or consent would directly forgive any principal of any Loan or reduce the stated rate, or forgive any portion, or postpone the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or increase the aggregate amount of the Commitments of any Lender or postpone the date of the final scheduled maturity of any Loan, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 13.8 as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender, provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(iii)          Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any Lender, any Affiliate or any Approved Fund (with the consent of the Borrower if any increased costs would result therefrom) thereof or, with the consent of the Borrower and the Administrative Agent (which in each case shall not be unreasonably withheld, it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority), to an additional bank or fund that is regularly engaged in making, purchasing or investing in loans or securities or financial institution (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Credit Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender, an Affiliate or an Approved Fund thereof, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that, except in the case of an assignment of all of a Lender’s interests under this Agreement, unless otherwise agreed to by the Borrower and the Administrative Agent, no such assignment to an Assignee (other than any Lender, any Affiliate or any Approved Fund thereof) shall be in an aggregate principal amount of less than $5,000,000.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).  Notwithstanding any provision of this Agreement to the contrary, the consent of the Borrower shall not be required for any assignment that occurs at any time when any of the events described in Section 11.5 shall have occurred and be continuing with respect to the Borrower.

(b)  Nothing herein shall prohibit any Lender from pledging or assigning all or any portion of its Loans to any Federal Reserve Bank in accordance with applicable law.  In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit C-1, C-2, C-3 or C-4, as the case may be, evidencing the A Term Loans, B Term Loans, C Term Loans and Revolving Credit Loans, respectively, owing to such Lender.

(c)  The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 13.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary.  Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)  (i) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender, an Affiliate or an Approved Fund thereof, by the Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower; provided however, that no such fee shall be payable in the case of an assignment by a Lender that invests in commercial loans to any other fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor; and provided further that, in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor (and, to the extent such Lender is a fund, which funds are not managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor), only a single $3,500 such fee shall be payable for all such contemporaneous assignments.

(e)  Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement, provided that neither the Administrative Agent nor any Lender shall provide to any Transferee or prospective Transferee any of the Confidential Information unless such person shall have previously executed a Confidentiality Agreement in the form of Exhibit I.

13.7         Replacements of Lenders under Certain Circumstances.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 2.12, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

13.8         Adjustments; Set-off.  xxvi)  If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10       Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11       Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13       Submission to Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14       Acknowledgments.  The Borrower hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

13.15      WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16       Confidentiality.  The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates or Approved Funds, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower.  Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement in the form of Exhibit I.

*     *     *

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BRW ACQUISITION, INC.

By	/s/ Todd Fisher
Name: Todd Fisher
Title: Secretary

THE CHASE MANHATTAN BANK, as
Administrative Agent and as a Lender

By	/s/ Heather Lindstrom
Name: Heather Lindstron
Title: Vice President

THE BANK OF NEW YORK, as
Syndication Agent and as a Lender

By	/s/ Donald Jordan
Name: Donald Jordan
Title: Vice President

DRESDNER BANK AG,
NEW YORK BRANCH AND
GRAND CAYMAN BRANCH

By:	/s/ Anthony Valencourt
Name: Anthony Valencourt
Title: Senior Vice President

By:	/s/ Jonathan Wallin
Name: Jonathan Wallin
Title: Vice President

BANKBOSTON, N.A.

By:	/s/ Elise Brenneman
Name: Elise Brenneman
Title: Managing Director

CREDIT LYONNAIS NEW YORK BRANCH

By:	/s/ Attila Koc
Name: Attila Koc
Title: First Vice President

FIRST UNION NATIONAL BANK

By:	/s/ Gail Golightly
Name: Gail Golightly
Title: Senior Vice President

FLEET NATIONAL BANK

By:	/s/ Leonard Lapolice
Name: Leonard Lapolice
Title: Assistant Vice President

COMMERZBANK AKTIENGESELLSCHAFT
NEW YORK BRANCH

By:	/s/ Joseph J. Hayes
Name: Joseph J. Hayes
Title: Assistant Vice President

By:	/s/ Michael McCarthy
Name: Michael McCarthy
Title: Assistant Vice President

THE FIRST NATIONAL BANK OF CHICAGO

By:	/s/ Cynthia Priest
Name: Cynthia Priest
Title: Vice President

CREDIT SUISSE FIRST BOSTON

By:	/s/ Joel Glodowski
Name: Joel Glodowski
Title: Managing Director

By:	/s/ Robert Hetu
Name: Robert Hetu
Title: Associate

MELLON BANK, N.A.

By:	/s/ Susan Whitewood
Name: Susan Whitewood
Title: Vice President

VAN KAMPEN AMERICAN CAPITAL PRIME INCOME TRUST

By:	/s/ Jeffrey Maillett
Name: Jeffrey Maillett
Title: Senior Vice President & Director

MERRILL LYNCH SENIOR FLOATING
RATE FUND

By:	/s/ John Johnson
Name: John Johnson
Title: Authorized Signatory

MORGAN STANLEY DEAN WITTER PRIME INCOME TRUST

By:	/s/ Peter Gerwirtz
Name: Peter Gerwirtz
Title: Authorized Signatory

SCHEDULES

Schedule 1.1	Commitments and Addresses of Lenders
Schedule 8.12	Subsidiaries
Schedule 9.9	Affiliate Transactions
Schedule 10.1	Other Indebtedness
Schedule 10.2	Other Liens
Schedule 10.4	Real Property Sales

EXHIBITS

Exhibit A	Form of Guarantee
Exhibit B	Form of Pledge Agreement
Exhibit C-1	Form of Promissory Note (A Term Loans)
Exhibit C-2	Form of Promissory Note (B Term Loans)
Exhibit C-3	Form of Promissory Note (C Term Loans)
Exhibit C-4	Form of Promissory Note (Revolving Credit and Swingline Loans)
Exhibit D	Form of Letter of Credit Request
Exhibit E-1	Form of Legal Opinion of Simpson Thacher & Bartlett
Exhibit E-2	Form of Legal Opinion of LeBoeuf, Lamb, Greene & MacRae (California)
Exhibit E-3	Form of Legal Opinion of LeBoeuf, Lamb, Greene & MacRae (Florida)
Exhibit E-4	Form of Legal Opinion of Barger & Wolen LLP
Exhibit E-5	Form of Legal Opinion of Maida, Galloway & Neal
Exhibit E-6	Form of Legal Opinion of Leverty & Associates (Nevada)
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Closing Certificate
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Confidentiality Agreement